UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 7, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class II directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 14, 2008, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April 7, 2008

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company”) to be used at its Annual Meeting of Shareholders to be held May 7, 2008 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 7, 2008.

PROXIES AND VOTING

The close of business on March 14, 2008, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 40,036,870 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

For Proposal One (election of directors), the nominees receiving the highest number of votes will be elected as the Class II directors. Shareholders do not have the right to cumulate their votes in the election of directors.

For Proposal Two (proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Employee Stock Purchase Plan”)), the vote required to approve the amendment is the favorable vote of a majority of the outstanding Common Shares.

For Proposal Three (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class II directors; (2) for the approval of the amendment to the Employee Stock Purchase Plan; and (3) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Abstentions will be counted as votes cast regarding Proposals Two and Three and will have the same effect as a vote against those Proposals.

If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide voting instructions to your broker, and if your broker does not have discretion to vote your Common Shares without your instructions, a “broker non-vote” will occur. Broker non-votes will not be counted in determining the votes cast for the election of directors or with respect to Proposal Three and will not have a positive or negative effect on the outcome of these Proposals. With respect to Proposal Two, because passage of this Proposal requires the favorable vote of a majority of the outstanding Common Shares, broker non-votes will have the same effect as a vote against Proposal Two.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 64% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THIS PROXY STATEMENT AND IN FAVOR OF EACH OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class II Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting. David J. D’Antoni, David R. Meuse and S. Elaine Roberts, the three persons recommended by the Nominating and Governance Committee of our Board and each of whom is an incumbent Class II director, have been nominated for re-election as Class II directors at the Annual Meeting.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class II directors, each to hold office until the 2011 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named in the table as a Class II director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Backgrounds and Beneficial Ownership Information for Nominees and Continuing Directors

Set forth below is information about each of the Class II director nominees:

Class II Director Nominees

(Terms expiring in 2011)

Name of Director Nominees and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 14, 2008(2)(3)(4)	% Of Class

David J. D’Antoni(5) Director	63	Retired from Ashland, Inc. since 9/04; Senior Vice President and Group Operating Officer, Ashland, Inc., 3/99 to 9/04; President of APAC, Inc., a subsidiary of Ashland, Inc., 7/03 to 1/04; Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., 7/88 to 3/99. Ashland, Inc. is a chemical, energy and transportation construction company. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a producer and distributor of inorganic minerals.	1995	56,400	*

David R. Meuse Director	63	Principal of Stonehenge Financial Holdings, Inc., a provider of financial and advisory resources, 8/99 to present. Mr. Meuse is also a director of Diamond Hill Investment Group, Inc., a provider of investment management services and manager of mutual funds and private investment funds.	2006	35,000	*

S. Elaine Roberts Director	55	President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus, Rickenbacker and Bolton Field airports in Franklin County, Ohio, 01/03 to present; Executive Director of Columbus Airport Authority, 12/00 to 01/03.	2002	8,400	*

Set forth below is information about the directors whose terms of office continue after the Annual Meeting:

Class III Directors

(Terms expiring in 2009)

Name of Director and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 14, 2008(2)(3)(4)	% Of Class

Robert P. Restrepo, Jr.(6) Chairman, President and Chief Executive Officer	57	Chairman of the Board and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”), State Auto National Insurance Company (“State Auto National”) and Farmers Casualty Insurance Company (“Farmers Casualty”), each a wholly owned subsidiary of the Company and of State Auto Mutual, 2/06 to present; President of the Company, State Auto P&C, Milbank, State Auto National, Farmers Casualty, and State Auto Mutual, 3/06 to present; Senior Vice President, Insurance Operations, Main Street American Group, a property and casualty insurance underwriting business, 4/05 to 2/06; President and Chief Executive Officer for two property and casualty insurance subsidiaries of Allmerica Financial Corporation (now known as Hanover Insurance Group), 1998 to 2003.	2006	39,040	*

Richard K. Smith(7) Director	63	Retired as Partner of KPMG, LLP, a public accounting firm, since 6/97; Partner of KPMG, LLP for more than five years prior to 6/97.	1999	18,400	*

Paul S. Williams Director	48	Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, 5/05 to present; officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers, for more than five years prior to 4/05, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Williams is also a director of Bob Evans Farms, Inc., a restaurant and food products company.	2003	4,525	*

Class I Directors

(Terms expiring in 2010)

Name of Director and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 14, 2008(2)(3)(4)	% Of Class

Robert E. Baker Director	61	President of Puroast Coffee Inc., a maker of specialty coffee products, 10/04 to present; Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, 4/99 to 10/04.	2007	300	*

Thomas E. Markert Director	50	CEO, Ipsos Loyalty Worldwide, a division of Ipsos which provides research and consulting to help clients improve customer satisfaction and loyalty, 5/07 to present; Global Chief Marketing and Client Service Officer, AC Nielsen, a leading global provider of marketing research and information services company, 1/04 to 5/07; for more than five years prior thereto, Mr. Markert held various executive positions within AC Nielsen.	2007	0	*

Alexander B. Trevor Director	63	President of Nuvocom Incorporated, a provider of patent litigation support services, 10/96 to present.	2006	0	*

*	Less than one (1%) percent.
(1)	Ages shown are as of the date of the Annual Meeting.
(2)

Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 14, 2008.

(3)

The amounts reported include Common Shares attributable to options granted under the Company’s Equity Incentive Compensation Plan for Mr. Restrepo (27,671) and Common Shares attributable to options granted under both the Company’s 1991 Directors Stock Option Plan and 2000 Directors Stock Option Plan for Messrs. D’Antoni (15,400), Smith (10,400), Williams (4,200) and Ms. Roberts (7,400).

(4)

The amounts reported for Messrs. Baker, D’Antoni, Markert, Meuse, Smith, Trevor and Williams and Ms. Roberts do not include Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this Plan and the number of Restricted Share Units held by these directors.

(5)	Includes 12,000 Common Shares owned by Mr. D’Antoni’s spouse, as to which he disclaims beneficial ownership.
(6)

Includes 10,500 Common Shares received by Mr. Restrepo pursuant to the terms of a restricted share agreement entered into in connection with his employment by the Company. All of these Common Shares are subject to a risk of forfeiture if Mr. Restrepo’s employment is terminated for any reason prior to March 2, 2009 (or if he violates any provision of the restricted share agreement prior to that date). These

Common Shares are also subject to restrictions on transfer until March 2, 2009. See “Compensation Discussion and Analysis—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” for additional information concerning these restricted Common Shares.

(7)	Includes 5,000 Common Shares owned by Mr. Smith’s spouse, as to which he disclaims beneficial ownership.

Beneficial Ownership Information for Named Executive Officers and Executive Group

In addition to the Common Shares owned beneficially by Mr. Restrepo, as set forth above, our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page 38 of this Proxy Statement) beneficially owned the number of Common Shares set forth below as of March 14, 2008:

Named Executive Officer	Common Shares Beneficially Owned(1)	Stock Options(2)	Total Beneficial Ownership of Common Shares	Percent of Class

Steven E. English	2,196	16,505	18,701	*
Mark A. Blackburn(3)	33,568	87,696	121,264	*
Steven R. Hazelbaker	4,986	23,872	28,858	*
Lorraine M. Siegworth	517	3,591	4,108	*

As of March 14, 2008, our directors and executive officers as a group (18 persons) beneficially owned 597,519 (1.5%) Common Shares, which included options for 328,355 Common Shares and 10,500 restricted Common Shares which have been issued to Mr. Restrepo subject to a risk of forfeiture. See “Compensation of Executive Officers—Contractual Arrangements—Robert P. Restrepo, Jr.” for additional information concerning these restricted Common Shares.

*	Less than one (1%) percent.
(1)	These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them.
(2)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 14, 2008.
(3)

Includes 25,000 Common Shares which are subject to a risk of forfeiture if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated for a reason other than without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual (or if he violates any provision of the restricted share agreement prior to October 4, 2010). However, these restricted Common Shares will become fully vested if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual. These Common Shares are also subject to restrictions on transfer until October 4, 2010. See “Compensation Discussion and Analysis—Contractual Arrangements with Named Executive Officers—Mark A. Blackburn” for additional information concerning these restricted Common Shares.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve an amendment to the State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust, or “Employee Stock Purchase Plan,” to (1) permit employees employed by an entity acquired by the Company or a related entity to participate in the Employee Stock Purchase Plan in anticipation of becoming an employee of the Company and (2) change the applicable enrollment and subscription periods under the Employee Stock Purchase Plan to align such periods with the calendar year and provide employees of acquired entities an earlier opportunity to participate in the Employee Stock Purchase Plan. The Board of Directors approved the amendment on November 9, 2007. At the Annual Meeting, unless otherwise indicated, proxies will be voted to approve the amendment to the Employee Stock Purchase Plan.

Reason for Amendment

The Company and its affiliates have acquired and/or affiliated with various entities over the past several years. In that regard, the Company desires to extend certain benefits to the individuals of those entities as they become employees of the Company, including the ability to participate in the Employee Stock Purchase Plan. Due to certain transition processes and tax considerations, employees of acquired entities typically become employees of the Company as of the first day of a calendar year. The current terms of the Employee Stock Purchase Plan preclude employees new as of January 1 from participating in the Employee Stock Purchase Plan until the subscription period beginning on June first of that year. In order to provide employees of acquired and/or affiliated entities an opportunity to participate in the Employee Stock Purchase Plan upon becoming an employee of the Company and in order to align the Employee Stock Purchase Plan’s subscription periods with the calendar year, the Company desires to revise the applicable enrollment and subscription periods under the Employee Stock Purchase Plan.

Description of the Employee Stock Purchase Plan

The following discussion describes the important aspects of the Employee Stock Purchase Plan. This discussion is intended to be a summary of the material provisions of the Employee Stock Purchase Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Employee Stock Purchase Plan, including the proposed amendment, is attached as Exhibit A to this Proxy Statement. You are encouraged to read the Employee Stock Purchase Plan, including the proposed amendment, in its entirety.

Purpose

The purpose of the Employee Stock Purchase Plan is to provide each employee of the Company or its parent or subsidiaries with an opportunity to acquire or increase a proprietary interest in the Company by enabling such employees to purchase Common Shares through payroll deductions. Because the employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), eligible employees may purchase Common Shares at a discount to their fair market value, as described below.

Eligibility

All employees of the Company or its parent or subsidiary corporations are eligible to participate in the Employee Stock Purchase Plan. As of March 14, 2008, there were 1,029 employees participating in the Employee Stock Purchase Plan, which represents approximately 47% of the Company’s work force.

If the proposed amendment is approved by shareholders, then, in addition to the employees described in the preceding paragraph, eligible employees will also include an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation as of the commencement date of an applicable subscription period. Such designation as an eligible employee is solely for the purpose of the individual’s eligibility to enroll in the Employee Stock Purchase Plan during an applicable enrollment period prior to the applicable subscription period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a subscription period, the individual shall not be an eligible employee or become a participant in the Employee Stock Purchase Plan.

Stock Purchases; Purchase Price; Reinvestment of Cash Dividends

Employees who desire to participate in the Employee Stock Purchase Plan may do so by making an election to participate during one of two annual enrollment periods. Currently, the enrollment periods are May 1 through May 14 and November 1 through November 14. If the proposed amendment is approved by shareholders, then the two annual enrollment periods will be changed to June 1 through June 14 and December 1 through December 14.

Participating employees may elect to contribute, by payroll deduction, from one percent to six percent of their base pay toward the purchase of Common Shares. Amounts accumulated in the plan account of each participating employee through the last pay period during a subscription period will be credited to the purchase of Common Shares from the Company. Unless withdrawn by the participant, Common Shares purchased under the plan will be held for the participant by the Employee Stock Purchase Plan’s agent, currently National City Bank.

The purchase price for Common Shares purchased under the plan is the lesser of 85% of the fair market value of the Common Shares on the last trading day before the subscription period or on the last trading day of the subscription period.

Currently, the two annual subscription periods are June 1 through November 30 and December 1 through May 31. If the proposed amendment is approved by shareholders, then the two annual subscription periods will be changed to January 1 through June 30 and July 1 through December 31.

Cash dividends received with respect to Common Shares held by the agent for the benefit of participants will be applied by the agent to the purchase of Common Shares in the open market, and Common Shares so purchased are credited to the accounts of the respective participants.

Federal Income Tax Information

The employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Code. As such, participants will recognize no income for federal income tax purposes upon the grant or exercise of the right to purchase Common Shares. The compensation deducted to purchase Common Shares under the Employee Stock Purchase Plan during a subscription period, however, will be includable in the participant’s income.

If a participant disposes of Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan within two years after the last trading day preceding the subscription period in which such Common Shares were purchased (the “Grant Date”), the participant must include in ordinary income, as compensation, an amount equal to the excess of the fair market value of the Common Shares on the purchase date over the purchase price paid for such Shares under the Employee Stock Purchase Plan. The employer company will be allowed a deduction in an amount equal to the amount included in the participant’s income as compensation. If the participant does not dispose of the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan until after the expiration of the two-year holding period described above or if the participant dies while holding the Common Shares acquired under the employee stock purchase feature of the Employee Stock Purchase Plan, the participant must include in income, as compensation, in the taxable year in which disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares at the time of their disposition or death over the purchase price paid for the Common Shares under the plan, or (ii) 15% of the fair market value of the Common Shares on the Grant Date. The basis of the participant in the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will equal the amount paid for the Common Shares plus the amount, if any, included in the participant’s income as compensation. Any compensation resulting from the disposition of the Common Shares will be includable in the income of the participant in the participant’s taxable year in which the disposition of the Common Shares occurs. The participant’s holding period for the Common Shares purchased under the employee stock purchase feature of the plan will commence on the Grant Date. Any gain in excess of the basis will be treated as long-term capital gain if the participant’s holding period for the Common Shares is more than one year.

Participants must include in ordinary income any dividends received on the Common Shares held by the agent under the Employee Stock Purchase Plan, even though such dividends are invested in Common Shares. The participant’s basis in the Common Shares purchased with such dividends will equal the amount paid for such Common Shares and the participant’s holding period will commence on the day such Common Shares are purchased.

2007 Information Pertaining to Named Executive Officers and Other Groups

The following table sets forth, with respect to each of the persons named in the Summary Compensation Table and certain groups of employees, certain information about Common Shares purchased under the Employee Stock Purchase Plan during 2007:

Name	Number of Common Shares Purchased	Average Per Share Purchase Price ($)(1)	Net Value of Common Shares Realized ($)(2)

Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	855	23.698	3,574

Steven E. English Vice President and Chief Financial Officer	608	24.999	2,671

Mark A. Blackburn Executive Vice President and Chief Operating Officer	1,036	24.999	4,559

Steven R. Hazelbaker Vice President	478	24.999	2,101

Lorraine M. Siegworth Vice President	502	24.999	2,207

All executive officers as a group (10 persons)	5,261	24.709	22,882

All participants, other than executive officers, as a group ( 973 persons)	86,524	24.909	380,579

(1)

Represents 85% of the average fair market value of the Common Shares on both purchase dates in 2007, except for Mr. Restrepo who participated in only one subscription period in 2007. All of the other NEOs participated in both subscription periods in 2007.

(2)

Represents the net value of the Common Shares on the purchase date determined by subtracting the net purchase price from the fair market value of the Common Shares on the purchase date of each subscription period that ended in 2007 and multiplying that amount by the number of shares purchased for each subscription period.

Reasons for Shareholder Approval

The Company’s shareholders are being asked to approve the amendment to the Employee Stock Purchase Plan because shareholder approval is required under the terms of the Employee Stock Purchase Plan.

The favorable vote of a majority of the outstanding Common Shares is required to approve the amendment to the Employee Stock Purchase Plan. The effect of an abstention or broker non-vote is the same as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2008 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. The effect of an abstention is the same as a vote against this proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held six Board meetings during the fiscal year ended December 31, 2007. Seven of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Our other two directors attended over 88% of the Board meetings and the meetings of all committees on which they served. Eight of our nine directors are independent as defined by the Nasdaq Marketplace Rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq Marketplace Rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing Committees. The current charters for each of these Committees, along with our Corporate Governance Guidelines, Director Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website at www.stfc.com under “Corporate Governance” (http://www.stfc.com/corp.gov/index.htm).

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent auditors; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent auditors and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent auditors the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Director Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent auditors that they are permitted by law to perform for us. Present members of the Audit Committee are Chairperson Richard K. Smith, David J. D’Antoni, Thomas E. Markert, David R. Meuse and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Richard K. Smith as the “Audit Committee Financial Expert.” The Audit Committee held nine meetings during 2007.

The Compensation Committee is charged with several responsibilities, including: (1) administering our Amended and Restated Equity Incentive Compensation Plan, our 1991 Stock Option Plan, our Leadership Bonus Plan, our Long-term Incentive Plan, and our Outside Directors Restricted Share Unit Plan; (2) evaluating and approving the compensation, fringe benefits and perquisites provided to our executive officers and adopting compensation policies applicable to our officers; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of the Compensation Committee are Chairperson Paul S. Williams, Robert E. Baker, David J. D’Antoni, S. Elaine Roberts and Alexander B. Trevor. The Compensation Committee held seven meetings during 2007.

As further discussed in “Compensation Discussion and Analysis,” our executive officers also serve as executive officers of State Auto Mutual, and, in general, the compensation expenses associated with our executive officers are allocated 80% to us and our subsidiaries and 20% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that, beginning in March 2008, a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee began attending the meetings of our Compensation Committee as a non-voting member. This State Auto Mutual director, Roger P. Sugarman, is responsible to report matters discussed at our Compensation Committee meetings to State Auto Mutual’s Nominating and Governance Committee. This person is independent as defined by the Nasdaq Marketplace Rules and is compensated by State Auto Mutual for attending our Compensation Committee meetings.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Director Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, David R. Meuse, S. Elaine Roberts, Richard K. Smith and Paul S. Williams. The Nominating and Governance Committee met four times in 2007. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment Committee are Chairperson David R. Meuse, Robert E. Baker, Thomas E. Markert, Robert P. Restrepo, Jr., Richard K. Smith, and Alexander B. Trevor. The Investment Committee met four times in 2007.

The standing Independent Committee principally serves to review inter-company transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson S. Elaine Roberts, Robert E. Baker, Thomas E. Markert, Richard K. Smith and Alexander B. Trevor. The Independent Committee, which only meets as needed, met three times in 2007.

Compensation of Outside Directors and Outside Director Compensation Table

Non-employee directors, who we refer to as our “outside” directors, receive compensation for their services as members of our Board and of the Board Committees on which they serve. The charter for the Compensation Committee requires this Committee to annually review the compensation of outside directors and recommend any changes to our Board. In accordance with this requirement, the Compensation Committee reviewed director compensation at its November 2007 meeting with assistance from Towers Perrin, the compensation consultant directly engaged by the Compensation Committee. At the November meeting, Towers Perrin reviewed 2006 market data and 2007 Fortune 500 data on director compensation. Towers Perrin concluded that, based on this data, outside directors’ compensation was competitive and no changes were recommended. After reviewing the data and considering Towers Perrin’s comments, the Compensation Committee concluded that the then-current levels of compensation were appropriate and no changes in director compensation presently are anticipated for 2008.

Our outside directors received the following compensation in 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. D’Antoni	68,000	36,820	104,820
Robert E. Baker(2)	51,000	36,820	87,820
Paul W. Huesman(3)	23,500	0	23,500
Thomas E. Markert(2)	51,000	36,820	87,820
David R. Meuse	56,500	36,820	93,320
S. Elaine Roberts	54,000	36,820	90,820
Richard K. Smith	69,000	36,820	105,820
Alexander B. Trevor	52,000	36,820	88,820
Paul S. Williams	64,000	36,820	100,820

(1)

We account for our Outside Director Restricted Share Unit Plan (the “RSU Plan”) as a liability plan, and we apply Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), to

the Restricted Share Units (“RSUs”) awarded under the RSU Plan. Each RSU is worth the equivalent of one Common Share. Each RSU is payable in cash or stock at the election of the outside director. In addition to the RSUs granted immediately following each annual meeting of shareholders, the RSU Plan also contemplates that each director receives additional RSUs that are the equivalent of dividend reinvestment on Common Shares. The total dollar amount shown in the stock award column represents the cash value of the total number of RSUs awarded in 2007, valued at $26.30 per RSU ($26.30 was the closing price of Common Shares as of the last business day of 2007).

(2)	Messrs. Baker and Markert were first elected directors at the annual meeting of shareholders held on May 4, 2007.
(3)

Mr. Huesman retired from the Board concurrently with the holding of the annual meeting of shareholders held on May 4, 2007. He was therefore ineligible to be awarded any RSUs under the RSU Plan during 2007.

Outside directors receive only two types of compensation—cash and RSUs. Our 2008 compensation to outside directors, described below, is the same as our 2007 compensation to outside directors.

Our outside directors receive an annual cash retainer of $32,000. In addition, outside directors receive a fee of $1,000 for each Board meeting (regular or special) and Committee meeting attended in person or telephonically. Outside directors are also reimbursed for travel expenses incurred in attending Board and Committee meetings. Each committee chairperson also receives an additional $5,000 annual retainer (up to a maximum of $5,000 for all committees chaired), other than the Audit Committee chairperson, who receives an additional retainer of $10,000. Our Lead Director, Mr. D’Antoni, is also paid a supplemental retainer equal to $10,000 annually. Mr. D’Antoni waived his 2007 retainer for serving as chairperson of the Nominating and Governance Committee. Outside directors may defer all or a portion of the cash fees under our deferred compensation plan for directors. For 2007, three directors, Messrs. D’Antoni, Meuse and Trevor, elected to defer payment of some or all of their meeting fees and retainers. The amounts of cash compensation earned by each director in 2007, whether or not deferred, are included in the amounts shown in the first column of the table set forth above.

Outside directors also receive RSUs pursuant to the RSU Plan. An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day. Under the RSU Plan, promptly following the May 4, 2007 annual meeting of our shareholders, each outside director was granted 1,400 RSUs. The same number of RSUs will be granted following the Annual Meeting. In addition, whenever a dividend is made with respect to the Common Shares, participants receive, with respect to each RSU held in the account of the participant on the dividend record date, additional RSUs in an amount equal to the value of the dividend. Our Compensation Committee, which functions as the administrative committee of the RSU Plan, has the authority to decrease or increase the annual award of RSUs to outside directors to a minimum of 500 and a maximum of 5,000 without further shareholder approval. Under the RSU Plan, outside directors must, in general, hold their RSUs until they conclude their Board service, after which time these RSUs are settled in cash or Common Shares, as elected by the outside director, with payments made in a single lump sum or annual installments over a five-or ten-year period, as selected by the outside director.

The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 14, 2008. The table also sets forth the aggregate number of stock options owned by current outside directors as of March 14, 2008. These outstanding options were awarded to our directors under prior director stock option plans, which were replaced by the RSU Plan in 2005. No stock options have been granted to any outside directors since 2004.

Name	Number of Stock Options	Number of Restricted Share Units
David J. D’Antoni	15,400	4,305.698
Robert E. Baker	0	1,419.285
Thomas E. Markert	0	1,419.285
David R. Meuse	0	2,855.657
S. Elaine Roberts	7,400	4,305.698
Richard K. Smith	10,400	4,305.698
Alexander B. Trevor	0	2,855.657
Paul S. Williams	4,200	4,305.698

Outside Directors receive no other forms of compensation other than as described in this section “Compensation of Outside Directors.”

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that eight of our nine directors, namely Robert E. Baker, David J. D’Antoni, Thomas E. Markert, David R. Meuse, S. Elaine Roberts, Richard K. Smith, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq Marketplace Rules. The Nominating and Governance Committee made this determination based upon information included in director questionnaires provided by each of the incumbent directors and a report by the Company’s General Counsel.

Our Corporate Governance Guidelines, which are posted at http://www.stfc.com/corp.gov/index, expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, Standing Independent, and Nominating and Governance Committees meet this standard. Our Board of Directors has concluded that the Investment Committee does not need to be comprised solely of independent directors as members. Robert P. Restrepo, Jr., who is our employee and thus does not qualify as an independent director under the Nasdaq Marketplace Rules, is a member of the Investment Committee.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were directors last year attended last year’s annual meeting of shareholders.

Executive Sessions of Independent Directors; Lead Director

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq Marketplace Rules, during 2007 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the SAM board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

In May 2007, Mr. D’Antoni was re-elected by our Board as the Lead Director. The Lead Director’s responsibilities include, among other things, leading the executive session of our independent and non-management directors, being a principal point of contact with our Chairman and CEO, working with the Chairman to develop a regular board meeting schedule and an annual agenda for such meetings, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the CEO’s performance evaluation on behalf of the Compensation Committee of our Board.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) status as independent based on the then-current Nasdaq rules; (ii) business or professional skill and experience; (iii) temperament; (iv) integrity; (v) educational background; and (vi) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole and will seek to achieve diversity of occupational and personal backgrounds. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The Charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s Charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

As of March 28, 2008, we had not received any such recommendations from shareholders for nominees for our Board.

Other Governance Issues of Interest

Our Corporate Governance Guidelines (“Guidelines”) reflect our Board of Directors sensitivity to governance issues.

In 2008 we amended our Guidelines to require that directors who are elected by the Board to fill vacancies in our Board must stand for election by the shareholders at the next annual shareholders meeting. Guideline #7 states:

“From time to time, the Board of Directors may elect qualified individuals to become Board members by filling vacancies that may arise. In such case, the Company’s shareholders shall be given the opportunity to newly elect that director at the next annual meeting of shareholders.”

Guideline #5 expresses our Board’s policy with respect to changes in the size of our Board, stating:

“An increase or decrease in the size of the Board would be largely dependent upon a material increase in the complexity of the Company’s business or material changes in the workload for independent directors.”

Our Corporate Governance Guidelines also address the issue of service on other boards. Guideline #23 provides, in part, that a director should not serve on the audit committee of more than three public company boards, and a rebuttable presumption is created that a director of our Company serving on more than a total of four public company boards is not in the interest of our shareholders.

On the issue of supermajority voting requirements, our Code of Regulations and Articles of Incorporation do not require supermajority voting to approve mergers or business combinations. Furthermore, except under limited circumstances, only the shareholders can approve amendments to the Code of Regulations. This governance rule reflects Ohio law and is documented in Guideline #35 of our Corporate Governance Guidelines.

Guideline #8 provides for annual performance evaluations of individual directors. The Nominating and Governance Committee engaged in this process for the first time in the fall of 2006 and again in the fall of 2007.

Our Guidelines encourage directors to periodically attend educational programs related to their service on the Board. We sponsored an ISS-certified continuing education program for our directors in May 2007. All but one of our incumbent outside directors attended that program. We plan to host another director continuing education program this year.

All of our stock option plans prohibit the repricing of stock options after their grant date except with the prior approval of our shareholders.

Our Corporate Governance Guidelines also include a majority voting policy. See “Proposal One: Election of Directors—Majority Voting Policy for Incumbent Directors” for a discussion of this policy.

Availability of Corporate Governance Documents

The following documents are available on our website at www.stfc.com under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Director Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

COMPENSATION OF EXECUTIVE OFFICERS

An understanding of the structure of our Company and our relationship with State Auto Mutual is relevant to a discussion of our executive compensation program. The NEOs provide services to our Company, State Auto Mutual, and the respective subsidiaries and affiliates of our Company and State Auto Mutual(1) as employees of State Auto P&C. These services are provided under the terms of various management agreements with State Auto P&C, with most of the services provided under the 2005 Management Agreement. The compensation expenses associated with these employment services are, in general, allocated 80% to the Company and its subsidiaries and 20% to State Auto Mutual and its subsidiaries and affiliates under the terms of the 2008 Pooling Arrangement. The NEOs are also officers of State Auto Mutual. It is for these reasons that the Nominating and Governance Committee of State Auto Mutual is involved in the performance evaluation process of our CEO. In addition, beginning in March 2008, a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee began attending the meetings of our Compensation Committee as a non-voting member. See also “Board of Directors and Board Committees—Board Committees and Committee Meetings.” See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 59 for a discussion of our 2005 Management Agreement and our Pooling Arrangement.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis section is to discuss and explain the objectives and implementation of our executive compensation program with regard to our Named Executive Officers listed in the Summary Compensation Table (the “NEOs”).

Objectives of the Executive Compensation Program

The primary goal of our executive compensation program is to provide a direct link between individual compensation awards and the successful achievement of the following objectives of the State Auto Group:

•	Consistent underwriting profits targeted at combined ratios in the mid-90% range

•

Rational premium growth that matches or exceeds the premium growth rates of designated peer property and casualty insurance companies, as well as the property and casualty insurance industry as a whole

•	Capital management that targets a 12% – 15% return on equity

•	Investment performance that protects our strong capital position and builds long-term shareholder value

To better establish the direct link between individual compensation awards and the attainment of corporate objectives, we redesigned our executive compensation program at the beginning of 2007 and continue to refine it in 2008. Previously, our executive compensation program applied to approximately 20 of our executive level employees. For 2007, the program covered approximately 200 of our employees who are executives, managers and other key employees selected by management and approved by the Compensation Committee (the “Leadership Team”). We believe members of the Leadership Team are in a position to make significant contributions to the overall success of the State Auto Group and should receive commensurate compensation. Both the short-term and long-term incentive components of our new executive compensation program differ from our prior program. Our new short-term incentive component, the Leadership Bonus Plan (“LBP”), replaced the previous Executive Bonus Plan and is designed to reward all Leadership Team members for the attainment of annual corporate goals and to reward Leadership Team members, other than NEOs, for the attainment of individual annual goals. NEOs may also receive discretionary, short-term cash incentive awards based upon their attainment of personal performance goals, but such awards are separate from the LBP. Our new long-term incentive component provides for both equity awards and cash-based performance award units rather than focusing solely on the award of stock options as was the case with the previous program.

(1)	See page 59 of this Proxy Statement for a list of subsidiaries and affiliates of our Company and State Auto Mutual and page 61 for the list of companies included in the State Auto Group.

Our redesigned executive compensation program is intended to achieve the following goals:

•	Better align annual and long-term compensation with our strategic and operational goals

•	Provide more upside and downside risks to total compensation based on company and individual performance outcomes

•	Compare favorably with the total compensation of similarly-sized property and casualty insurance companies

•	Reinforce our people strategies around leadership development, staffing, retention, fairness and equity

Role of Compensation Committee

Our Compensation Committee (the “Committee”) is responsible for setting compensation policies applicable to our CEO and the other NEOs. The Committee determines our CEO’s base salary and incentive compensation and works with the Nominating and Governance Committee of State Auto Mutual to evaluate the CEO’s performance. The Committee also reviews and approves salary and bonus arrangements for the other NEOs and members of the Leadership Team. The Committee also reviews management’s recommendations regarding other aspects of the compensation and benefit programs we have in place for other State Auto employees and acts upon these recommendations as it deems appropriate.

In fulfilling its duties and responsibilities, the Committee seeks regular input and recommendations from our Board of Directors, management, an executive compensation consultant and other resources. Among other things, management consults with and assists the Committee in establishing and monitoring performance goals, and, most recently, in developing the incentive compensation plans implemented in 2007. In making compensation decisions related to both the form and the amount of compensation, the Committee has consistently relied upon competitive information obtained from a compensation consultant.

The Committee has utilized the services of Towers Perrin as its compensation consultant for the last six years. Towers Perrin biennially collects and analyzes proxy statement data for the compensation packages offered NEOs at property and casualty insurance companies included in the NEO Peer Group described below. Towers Perrin also reviews and analyzes insurance and financial industry compensation surveys covering an extensive group of property and casualty insurance companies. This analysis provides the Committee with competitive compensation data for those executives designated as the Company’s Section 16 officers as defined by SEC rules. Based on the proxy data and industry surveys, Towers Perrin advises the Committee with respect to the effectiveness and competitiveness of our executive compensation program and of specific compensation packages offered to these executives. Towers Perrin also advises the Committee with regard to the competitiveness of compensation to our outside directors in comparison to compensation of outside directors of similarly situated public companies. From time to time, Towers Perrin will perform other compensation analysis at the request of our Company’s management, and an affiliate of Towers Perrin is currently involved with management in an enterprise risk management analysis project.

Executive Compensation Peer Groups

To accomplish our objectives, including retaining our executive talent, we believe that we must pay competitive compensation. In determining competitive compensation for our NEOs and other members of our Leadership Team, we consider data pertaining to three different peer groups. One peer group relates to NEO compensation (the “NEO Peer Group”). Another peer group relates to compensation offered to executives designated as the Company’s Section 16 officers (the “Other Executives’ Peer Group”). A third peer group relates to the establishment of performance benchmarks and awards for our Long-Term Incentive Plan (the “LTIP Peer Group”).

NEO Peer Group

With input from the compensation consultant and management, the Committee approves property and casualty insurance companies to be part of the NEO Peer Group based on their status as public companies and their size and business overlap with the State Auto Group. Public companies are selected because their NEO compensation and executive compensation programs are part of their SEC filings, which allow us, as well as our shareholders, to compare the competitiveness of our NEO compensation and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, and commercial property and casualty insurance. In considering company size, the focus is on companies similar to the State Auto Group in terms of premium volume, total assets, market capitalization and number of employees. Some of these companies are substantially larger than the State Auto Group while others are smaller. The size of the median peer company, as shown on the chart below, is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions impacting such members.

The NEO Peer Group used with respect to 2007 compensation decisions was comprised of the following 23 companies: 21st Century Insurance Group, Alfa Corporation, American Financial Group, Inc., Argonaut Group, Inc., Bristol West Insurance Group, Cincinnati Financial Corporation, The Commerce Group, Inc., Erie Indemnity Company, Hanover Insurance Group, Harleysville Group, Inc., Horace Mann Educators Corporation, Infinity Property & Casualty Corporation, Mercury General Corporation, The Midland Company, Ohio Casualty Corporation, Old Republic International Corporation, Philadelphia Consolidated Holding Corp., Safety Insurance Group, Inc., Selective Insurance Group, Inc., United Fire & Casualty Company, Unitrin, Inc., White Mountains Insurance Group, and W. R. Berkley Corporation.

The following chart compares 2006 data for revenue, total assets, market capitalization and employee count of the median company within the NEO Peer Group to that of the State Auto Group:

	Median Peer Company	State Auto Group
Revenue	$1.38 billion	$1.42 billion
Total Assets	$4.11 billion	$3.28 billion
Market Capitalization	$2.16 billion	$1.42 billion
Employees	2,294	2,055

Other Executives’ Peer Group

Towers Perrin reviews and analyzes insurance and financial industry compensation surveys covering executive officers at both public and private insurance and financial companies to establish our Other Executives’ Peer Group. The number of members within the Other Executives’ Peer Group is much more extensive than the NEO Peer Group. Because the Other Executives’ Peer Group is based on broad-based survey participation, the participants in this peer group are too numerous to name and can change from year-to-year as the survey participants change. The information for the Other Executives’ Peer Group allows us to assess the relative position of compensation paid to our officers. The information for the Other Executives’ Peer Group is also used, in combination with information for the NEO Peer Group, to provide a more complete and thorough assessment of competitive pay levels and practices with regard to our NEOs.

LTIP Peer Group

For 2007, the peer group for the Long-Term Incentive Plan, or the “LTIP Peer Group,” consisted of selected public property and casualty insurance companies, with the emphasis on regional-based insurance companies similar to us in size and business structure. Members of the 2007 LTIP Peer Group were Selective Insurance Group, Inc., Donegal Group, Safeco Corporation, EMC Insurance Group, Alfa Corporation, Cincinnati Financial Corporation, Harleysville Group, Inc., The Hanover Insurance Group, Inc., and United Fire & Casualty Company. The number of members in the 2007 LTIP Peer Group may be impacted in the future by mergers, acquisitions, and similar transactions affecting a member’s status as a public company.

For 2008, the LTIP Peer Group has been revised to consist of the companies in the A.M. Best Total U.S. P&C Agency Companies Composite. This change provides us with a much larger group of property and casualty insurance companies, meaning the composition of the LTIP Peer Group will remain more stable over a longer timeframe for which performance is measured under our Long-Term Incentive Plan.

Elements of Executive Compensation

Our executive compensation program for 2007 included the following key elements:

•	Base salary

•	Short-term cash incentive plans

•	Long-term cash and equity incentive plans

•	Retirement and deferred compensation plans

•	Employee benefits

•	Executive perquisites

The executive compensation program is structured to offer a reasonable balance of cash and non-cash, as well as short-term and long-term, elements of compensation for members of the Leadership Team. Members of the Leadership Team, as compared to other employees, have a greater proportion of their total compensation at risk through incentive plans which are geared to corporate and individual performance. This is appropriate since members of the Leadership Team have greater responsibility and influence over the performance of our Company.

The Committee positions the target amount of total executive compensation at or close to the median compensation level of the applicable peer group by placing the target amount of each of the individual components of total compensation—base salary, short-term cash incentives and long-term incentives—at or near the median levels of the applicable peer group. While we target median compensation levels, we believe that superior performance warrants total compensation in excess of market medians. We intend to pay for performance, and we are willing to provide total compensation in the range of the 75th percentile of the applicable peer group when performance is exceptional. Conversely, we believe NEOs and other executive officers should receive substantially less than market median pay when performance is substantially below target or planned results.

The Committee used a tally sheet to review total compensation and each of the elements of current compensation in conjunction with the CEO’s annual performance review in 2007, and used tally sheets for all NEOs in conjunction with their annual performance reviews in 2008. The tally sheets listed each individual component of compensation along with the amount earned in each category for 2006 and 2007 and the target and maximum amounts for 2007. The tally sheets also summarize current benefit and perquisite values. Data from the tally sheets is provided to the Committee and management and is reviewed as pay decisions are made. The tally sheets provide a total perspective on the current value of NEO awards and highlight how potential changes in pay might influence other components of the compensation program. We will continue to work with the Committee on their information needs and refine or expand the information provided on the tally sheets as requested by the Committee.

The Committee’s determinations as to certain elements of compensation, such as base salaries, retirement benefits, employee benefits and executive perquisites, with respect to Mr. Restrepo and Mr. Blackburn are subject to the terms of their employment agreements. See “Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.” and “Mark A. Blackburn.”

Base Salary

Each NEO receives a base salary intended to compensate the NEO for his or her skills, competencies, experience, level of responsibility and job performance. Base salaries are typically reviewed annually for merit adjustments. Annual merit salary reviews reflect a subjective assessment of an NEO’s performance and resulting contributions toward the State Auto Group’s success.

The base salary of our NEOs is intended to be approximately equivalent to the median base compensation paid, or 50th percentile, to NEOs performing similar responsibilities at the insurance companies included in the NEO Peer Group and Other Executives’ Peer Group. The comparison is to a blend of the NEO Peer Group data (information on the five most highly compensated employees) and the Other Executives’ Peer Group data (information that can be matched to certain positions or responsibilities). Management and the Committee believe that a competitive base salary is fundamental to attracting and retaining the talented executives needed to achieve both short- and long-term success for our Company.

Each of our NEOs, other than Mr. Blackburn, received salary increases for 2007. Mr. Blackburn’s salary had been substantially increased in late 2006 to reflect his increased responsibilities in connection with his promotion to Executive Vice President and COO and the median salary level for someone in that position.

In the case of the CEO’s merit increase, this subjective assessment was conducted by the Committee and the State Auto Mutual Nominating and Governance Committee. STFC and State Auto Mutual board members completed an assessment of Mr. Restrepo’s performance, the format of which included Mr. Restrepo’s annual performance objectives, the Company’s corporate values, a rating scale, and space for comments. Working from a summary of these comments, the Committees evaluated Mr. Restrepo’s strengths and areas for improvement in the following categories—Business Skills, Integrity/Ethics, Communication, Strategic Planning, Leadership, Regulatory Interaction and Board of Director Interaction, and applied a rating for each category. The Committees considered salary market data prepared by the compensation consultant. In light of the Committees’ very favorable assessment of Mr. Restrepo’s performance as CEO and his relatively low competitive salary, he was granted a $75,000 merit increase (12.5% annualized) effective January 1, 2007.

Mr. Restrepo evaluated the performance of the other NEOs and presented to the Committee a summary rationale for the recommended salary adjustments. The Committee discussed and approved the recommended adjustments for the other NEOs. The performance evaluations were conducted during the first quarter of 2007, and salary adjustments were effective in March 2007. Ms. Siegworth, Mr. Hazelbaker and Mr. English each received a merit raise based on Mr. Restrepo’s assessment of their individual performance and market median base salary data developed by the compensation consultant. The following chart outlines 2007 and 2008 salary adjustments to date for the NEOs.

Named Executive Officer	Annual Base Salary as of March 15		Increase in Base Salary From Previous Adjustment			Salary Adjustment Date/Type
Robert P. Restrepo, Jr.	2008: $ 2007: $	710,000 675,000	$ $	35,000 75,000		March 2008—Annual Merit January 2007—Annual Merit

Steven E. English	2008: $ 2007: $	310,000 260,000	$ $	50,000 10,000		March 2008—Annual Merit March 2007—Annual Merit

Mark A. Blackburn	2008: $ 2007: $	450,000 425,000	$ $	25,000 0		March 2008—Annual Merit March 2007—Annual Merit

Steven R. Hazelbaker	2008: $ 2007: $	200,000 200,000	$ $	0 6,000		March 2008—Annual Merit March 2007—Annual Merit

Lorraine M. Siegworth	2008: $ 2007: $	250,000 210,000	$ $	40,000 10,000	(1)	March 2008—Annual Merit March 2007—Annual Merit

(1)	Ms. Siegworth received two salary adjustments during this period, including an increase of $30,000 in November 2007 to reflect a promotion.

When 2007 base salaries were determined, neither the Committee nor the CEO considered other elements of compensation available to NEOs, such as annual bonus earned, option gains, and equity ownership. However, as executives become more highly compensated in our compensation structure, an increasing percentage of total compensation is performance-based. Salary increases impact both short-term and long-term incentive opportunities since the amounts of bonuses are based on percentages of base salary. Salary increases also affect the amount of retirement benefits because a key component of the defined benefit plan retirement formula is career average salary.

Short-Term Cash Incentive Plans

We have two short-term cash incentive plans available to our NEOs—the Quality Performance Bonus Plan (“QPB Plan”) and the Leadership Bonus Plan (“LBP”). The QPB Plan is a quarterly profit-sharing program which has been in place since 1991. All employees are eligible to participate in the QPB Plan after meeting a minimum service requirement. The LBP, introduced in 2007, is an annual cash incentive program for members of the Leadership Team only, including the NEOs. For NEOs, the LBP provides for objective performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. See “Tax Deductibility of Compensation” discussed below. In addition, NEOs may receive separate, discretionary short-term cash incentive awards based upon their attainment of personal performance goals as determined by the Committee. All other members of the Leadership Team are eligible for both objective and discretionary individual performance awards under the LBP.

The QPB Plan and the LBP work together in that the amount of any QPB bonus award earned during the year by a member of the Leadership Team, other than the NEOs, is offset against any bonus award earned by that member under the LBP. In other words, any QPB bonus award earned by a member of the Leadership Team serves as an advance payment against his or her LBP bonus award. If a member’s QPB bonus award earned for the year exceeds his or her LBP bonus award, then such member will not receive any LBP bonus award. However, a member would not be required to reimburse us for the QPB overage. The foregoing applies to the NEOs, except that the QPB bonus is offset first against the NEO’s discretionary individual performance award, and any remaining balance is offset against the LBP earned by the NEO.

Target bonuses under these two plans and the discretionary individual performance awards for NEOs are intended to provide members of the Leadership Team with sufficient opportunity to earn total cash compensation (salary and bonus) at the 50th percentile of their applicable peer group, with maximum awards designed to provide total cash compensation at the 75th percentile of their applicable peer group. If no bonus is received under the plans or as a discretionary individual performance award, total cash compensation to a member of the Leadership Team is positioned in the bottom quartile of the market.

Quality Performance Bonus Plan

We implemented the QPB Plan to motivate employees to focus on the Company’s annual underwriting profit, a key performance measure associated with our operating success. In addition, the QPB Plan builds teamwork across all functions and all levels of State Auto because all individuals employed on the first work day of the quarter and actively employed for the entire calendar quarter, unless on written performance probation, are eligible to participate, and all employees are rewarded for the same company performance standards.

The QPB Plan pays a quarterly bonus if the direct statutory combined ratio for all of our affiliated insurance companies is better than the quarter’s objective, which is set annually. While the direct combined ratio determines whether a QPB bonus will be paid, the ratio does not determine the amount or the percentage of payout. Once the combined ratio goal is met, the amount of the QPB bonus is directly related to the State Auto Group’s direct loss ratio. Effective January 2007, the Committee approved increasing the performance requirements of the QPB Plan. The combined ratio goal was reduced from 98% for each quarter to an annual average of 96% based on quarterly results of 94% (Q1), 98% (Q2 and Q3) and 94% (Q4). These changes more closely reflect our long-standing underwriting performance goals and historical results. At the same time, the funding rate was reduced from 20% to 15% of quarterly profit.

Bonuses under the QPB Plan are based entirely on the formula proposed by management and approved by the Committee. Discretion, individual performance and an employee’s business unit performance are not factors used in determining awards under the QPB Plan. Since it is purely formula driven, we believe the QPB Plan plays a material role in the underwriting, pricing discipline and expense management we consider critical in profitably underwriting our book of business. Every eligible employee, regardless of whether the employee has line or staff responsibilities, is paid the same percentage of their quarterly salary, in the quarters in which a bonus is earned. This approach reinforces the importance of the team effort required across the State Auto Group for us to achieve our strategic goals. The quarterly payout feature of the QPB Plan ensures prompt feedback on our Company’s performance and profitability.

A QPB bonus was earned in each quarter of 2007 because our results were better than the objective required under the QPB Plan. The charts below illustrate quarterly performance under the QPB Plan for 2007.

1. Combined Ratio Performance Hurdle: The QPB combined loss and expense ratio (the “QPB Combined Ratio”), as calculated for a given quarter, must be lower than the combined ratio performance hurdle shown below. The QPB Combined Ratio is on a direct basis and utilizes the given quarter’s direct loss and allocated loss adjustment expense ratio plus an expense ratio including unallocated loss adjustment expenses based upon the previous rolling four quarters:

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007
Combined Ratio Performance Hurdle	94.00%	98.00%	98.00%	94.00%
QPB Combined Ratio	89.72%	95.53%	97.21%	79.89%

2. Calculation of QPB Plan Pool: If the combined ratio performance hurdle is achieved, then the difference between the combined ratio performance hurdle and the QPB Combined Ratio (as shown in table above) is multiplied by the direct earned premium for the given quarter representing the amount of underwriting profits for the quarter of which 15% is placed in a QPB Plan pool. These QPB funds are divided by the total eligible salaries to determine the QPB bonus as a percent of quarterly salary. Each eligible employee receives the same percentage of their quarterly salary. For 2008, for any quarter in which the combined ratio performance hurdle is achieved, the QPB bonus for the quarter will be a minimum of 2% of total eligible salaries. Previously, the minimum payout was 1% of total eligible salaries.

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007
QPB Payout as % of Participant’s Quarterly Base Salary	6.72%	4.46%	1.23%	25.06%

For the full year 2007, total QPB Plan payout was 9.10% of eligible salaries. The total QPB Plan payout related to 2007 performance for the NEOs was as follows: $60,334 for Mr. Restrepo, $23,148 for Mr. English, $38,049 for Mr. Blackburn, $19,539 for Ms. Siegworth and $17,828 for Mr. Hazelbaker.

Leadership Bonus Plan

The LBP provides an annual cash incentive bonus opportunity for members of the Leadership Team. For the NEOs, a payout under the LBP is based solely on the achievement of quantitative corporate financial goals. There is no subjective component under the LBP for the NEOs, but they are eligible for a separate discretionary award determined by their attainment of personal performance goals. For the Leadership Team members other than the NEOs, a payout under the LBP is based upon the achievement of objective corporate financial and subjective individual performance goals. For 2007, Leadership Team members other than NEOs had 75% of their potential annual bonus under the LBP based on corporate results and 25% tied to an assessment of their individual performance relative to established performance objectives. This approach balances corporate and individual results while maintaining strong ties to performance that help create value for shareholders and policyholders.

The following chart shows the threshold, target and maximum amounts of 2007 LBP payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs based on the achievement of the Company’s objective performance criteria.

	LBP Threshold		LBP Target		LBP Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	13.125	88,594	56.25	379,688	112.5	759,375
Steven E. English	8.750	22,750	37.50	97,500	75.0	195,000
Mark A. Blackburn	13.125	55,781	56.25	239,063	112.5	478,125
Steven R. Hazelbaker	8.750	17,500	37.50	75,000	75.0	150,000
Lorraine M. Siegworth	8.750	21,000	37.50	90,000	75.0	180,000

The following chart shows the 2007 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs based on their attainment of their personal performance criteria.

	Discretionary Individual Performance Threshold		Discretionary Individual Performance Target		Discretionary Individual Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	1.875	12,656	18.75	126,563	37.5	253,125
Steven E. English	1.250	3,250	12.50	32,500	25.0	65,000
Mark A. Blackburn	1.875	7,969	18.75	79,688	37.5	159,375
Steven R. Hazelbaker	1.250	2,500	12.50	25,000	25.0	50,000
Lorraine M. Siegworth	1.250	3,000	12.50	30,000	25.0	60,000

As discussed above, the amount of any QPB bonus award earned by an NEO during the year is offset first against the NEO’s discretionary individual performance award, with any remaining balance offset against the LBP bonus earned for the year.

At the beginning of the year, the Committee establishes objective LBP financial performance measures, weights and performance ranges for that performance year. For 2007, the financial performance measures were combined ratio, surplus growth (less STFC stock value) and premium growth. The following chart shows the threshold, target and maximum payout percentages for 2007 for each of the LBP financial performance measures.

	Combined Ratio		Surplus Growth (Less STFC stock value)		Premium Growth
	Payout (%)	Results (%)	Payout (%)	Results (%)	Payout (%)	Results (%)
Threshold	10	100	10	1.00	50	0.0
Target	100	95	100	9.50	100	2.5
Maximum	200	89	200	20.00	200	7.5

Each of these three financial performance measures receives an equal weighting in determining the amount of any LBP payout to the NEOs. Any payout under these objective measures is purely formula driven. Discretion and individual performance are not factors in determining any LBP award to NEOs.

These three measures were selected by the Committee because such measures are considered as the most important drivers of the Company’s success. Target performance is the goal approved by the Board of Directors following their review and discussion of the 2007 business plan presented by management in March 2007. Threshold performance is the lowest level of performance meriting any form of financial reward. Maximum performance goals were assessed to be possible, indicative of superior performance, but extremely difficult to attain. The Company achieved the following financial results for 2007 relative to the three objective performance measures: combined ratio of 96.1% (after adjusting for the release of prior year reserves accounting, absent catastrophe reserve development, for 4.8%); surplus growth of 9.0% (after adjusting for unplanned but new capital management actions approved by the Board and dividends from insurance subsidiaries to non-insurance parent); and premium growth of 1.1%. For each of the objective performance measures, the following chart shows the 2007 results, along with the percentage payout for that result, its weighting, and the payout as a percentage of the LBP target bonus for the NEOs:

Performance Measure	2007 Result (%)	% Payout for Result	Weighting	Payout Value (% of Incentive Target )
Combined Ratio	96.1	78.33		26
Surplus Growth	9.0	94.33		31
Premium Growth	1.1	72.33		24

The NEOs are also eligible for a discretionary award based on the attainment of individual performance goals. The Committee, with input from the State Auto Mutual Board, establishes the individual performance objectives for the CEO. The CEO establishes or reviews the individual goals for the other NEOs and corporate officers.

For 2007, the Committee awarded Mr. Restrepo a discretionary individual performance award of $189,844 (before subtraction of QPB awards of $60,334), which amounted to 150% of target, for his 2007 performance. With this discretionary individual performance award, the Board rewarded Mr. Restrepo for successfully leading the development of a strategic plan during his first full year as CEO and beginning the systematic implementation of that plan, which we expect to contribute in a meaningful way to increasing shareholder value in the future. The Board also recognized Mr. Restrepo’s accomplishment in identifying two suitable acquisition targets, negotiating the terms of the acquisitions to the benefit of the State Auto Group, and completing both acquisitions during 2007 within a reasonable timeframe while maintaining a focus on the State Auto Group’s existing business operations. The Board also recognized Mr. Restrepo’s demonstrated leadership abilities, highly effective communication skills, and ongoing growth in the role of CEO.

Mr. Restrepo recommended, and the Board approved, discretionary individual performance awards for the other NEOs based primarily on the following accomplishments during 2007. Mr. Blackburn’s performance exceeded target, resulting from the timely and effective implementation of new Personal and Business Insurance products, systems and services which increased new business and premium production in 2007. In addition, he successfully led the due diligence and integration of the Beacon Companies and Patrons Group, which we believe will significantly contribute to the State Auto Group’s long term growth and profitability. Mr. English exceeded target performance by leading the development and implementation of new capital management initiatives, including a restructured line of credit, increased dividend payout and a Board-approved stock re-purchase plan, which actions we expect will contribute in a significant way to increasing shareholder value. In addition, new planning and budgeting processes and improved management controls contributed to our 2007 expense ratio being better than planned. Ms. Siegworth exceeded target performance by leading the development of a strategic plan and receiving Board approval ahead of schedule. In addition, new performance management, compensation and training programs were implemented ahead of schedule.

These discretionary individual performance awards will not be considered performance-based compensation under 162(m) of the Code. The calculations for the NEOs’ discretionary individual performance awards are separate and apart from the calculations of the LBP awards for the NEOs.

Awards in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available to the NEOs under the LBP in 2007. We do not target a specific level for bonus as a percent of an executive’s total direct compensation. Instead we position the target amount of each of the individual components of total compensation—base salary, short-term cash incentives and long-term incentives—at or near the median levels of the applicable peer group, resulting in the target amount of total compensation at or near the median compensation level of the applicable peer group. At the same time, our Committee is comfortable approving total compensation above market median when performance of our Company or our NEO warrants such payment. Annual bonus payments do not increase payments under other programs, except for benefits under change of control agreements.

The following chart shows the total 2007 short-term bonuses received by each of the NEOs. To determine the total amount of the short-term incentive award received by each NEO, the first three columns are added together.

Named Executive Officer	LBP Award ($)	Discretionary Individual Performance Award ($)(1)	QPB Award ($)	Total Amount of Award ($)
Robert P. Restrepo, Jr.	307,547	129,510	60,334	497,391
Steven E. English	78,975	32,102	23,148	134,225
Mark A. Blackburn	193,641	101,404	38,049	333,094
Steven R. Hazelbaker	60,750	19,672	17,828	98,250
Lorraine M. Siegworth	72,900	31,461	19,539	123,900

(1)	From this number has been deducted the QPB awards (shown in column 3 above) previously received for 2007 corporate performance.

The total 2007 short-term bonuses received by each of the NEOs equate to the following percent of their potential target award payout under the Company’s short-term incentive plans (target = 100%): Mr. Restrepo, 98%; Mr. English, 103%; Mr. Blackburn, 105%; Mr. Hazelbaker, 98%; Ms. Siegworth, 103%.

2008 Short-Term Incentive Awards to NEOs

In March 2008, the Committee approved various matters with respect to potential 2008 bonus awards for members of our Leadership Team, including our NEOs, with respect to our short-term incentive plans. Among other things, the Committee established the total 2008 target bonus awards for the NEOs, including the objective financial performance measures under the LBP for 2008 and separate discretionary awards for the attainment of personal performance goals as determined by the Committee. Like 2007, the 2008 short-term incentive awards for NEOs are intended to provide them with sufficient opportunity to earn total cash compensation (salary and bonus) at the 50th percentile of a blend of the NEO Peer Group and Other Executives’ Peer Group, with maximum awards designed to provide total cash compensation at the 75th percentile of the blend of these two peer groups and threshold awards designed to provide total cash compensation in the bottom quartile of the blend of these peer groups.

The Committee approved the use of combined ratio, surplus growth (less STFC stock value) and premium growth as the objective financial performance measures under the LBP for 2008. These three measures were selected because the Committee believes that these measures are the most important drivers of our Company’s success. The Committee determined that each of these three performance measures would be weighted equally in determining the amount of any LBP payout to the NEOs. Finally, the Committee established the threshold, target and maximum payout percentages for 2008, including a range of payout levels between threshold and maximum. Target performance is based upon the goals approved by the Board of Directors following its review and discussion of the 2008 business plan presented by management. Threshold performance is the lowest level of performance meriting any form of financial reward. Maximum performance goals were assessed to be possible, indicative of superior performance, but extremely difficult to attain. Like 2007, the amount of any QPB bonus award earned by an NEO during 2008 will be offset first against the NEO’s discretionary individual performance bonus for 2008, with any remaining balance offset against the LBP bonus earned for 2008. The Committee established objective financial performance measures and ranges for the LBP for the 2008 performance year that were generally consistent with 2007 objective financial performance measures and ranges, as adjusted to reflect the performance goals set forth in the 2008 business plan. We believe that the disclosure of the specific combined ratio, surplus growth and premium growth performance measures and the range of awards with respect to the achievement of such measures is reflective of our 2008 business plan, and as such constitutes confidential information. We believe the disclosure of this information in this Compensation Discussion and Analysis would cause competitive harm to us. The Committee believes that the target performance goals are difficult but attainable. The Committee believes that the maximum performance goals are possible, indicative of superior performance, but extremely difficult to attain. In 2007, the payout on the objective financial performance measures was 81% of the target LBP amount.

Long-Term Equity and Cash Incentive Plans

In 2007, we offered NEOs and other members of the Leadership Team two forms of long-term incentive opportunity—stock options and cash-based performance award units—as part of our redesigned executive compensation program. Stock options are awarded pursuant to the terms of our Amended and Restated Equity Incentive Compensation Plan (the “Equity Incentive Compensation Plan”), which has been approved by our shareholders. The cash-based performance award units, or “PAUs,” are awarded pursuant to the terms of our Long-Term Incentive Plan, the material terms of which have been approved by our shareholders. Awards made under the Equity Incentive Compensation Plan and the Long-Term Incentive Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. See “Tax Deductibility of Compensation” discussed below.

In developing awards under each of these long-term incentive plans, management and the Committee intend for the target value of long-term incentives to approximate market median levels. This value, in combination with our cash compensation levels at target results, produces total direct compensation approximately equal to the 50 th percentile of the applicable peer group for the Leadership Team member. For 2007, our intent was to provide 50% of a Leadership Team member’s total long-term incentive opportunity in the form of stock options and 50% in the form of performance award units paid in cash. Together, these two forms of long-term incentives reward for results over a multi-year period, balance the focus of our annual plans, enhance our retention of key executives, build stock ownership and strike a balance between cash and non-cash rewards as well as between rewards tied solely to stock price appreciation and those based on sustained long-term financial performance. Occasionally, the Company will make special grants of restricted stock to reward or retain key executives or to attract them in joining the Company.

Equity Compensation Plan—Stock Options

Prior to 2006, stock options were the only long term incentive we offered to our executives. We believe stock options encourage the kinds of business behavior that drive stock price appreciation over the long-term. This is because options have no value to the optionee unless the stock price increases from the date of grant. From our perspective, this aligns the interests of our NEOs and the other optionees with those of shareholders. This alignment is strengthened by our employee stock purchase plan in which all employees are eligible to participate. In addition, options build stock ownership among our executives satisfying their stock ownership requirements, which are described in more detail on page 37. Finally, stock options are a significant part of the total direct compensation paid to executives at peer companies with which we compete for executive talent.

On May 3, 2007, the day before our annual shareholders meeting, and consistent with past practice, the NEOs received the 2007 stock option grants listed in the Grants of Plan-Based Awards in 2007 Table on page 41. Each 2007 option grant consisted of non-qualified stock options with a ten-year exercise period and a three-year graduated vesting schedule (i.e. one third vests each year for three years). The exercise price is equal to the closing market price on the date of grant. The objective was to grant a number of stock options which have a value under the Black-Scholes option pricing model equal to 50% of an individual’s total long-term incentive opportunity. The percentage of salary varies depending on the level of the optionee within the management structure, recognizing that managers at a higher level in our Company should be more accountable for the results produced for shareholders. Individual performance is not currently a factor in determining the number of options granted, nor is consideration given to the level of previous grants or their market performance to-date.

For many years, the Compensation Committee or its predecessor met and granted options in conjunction with its second regular meeting of the year, which coincided with the annual shareholders meeting and annual meeting of the board of directors. Generally, this grant occurred after first quarter earnings were released and in the middle of the second calendar quarter. We have not timed option grants to employees other than to recommend to the Committee that they be done at the second regular meeting of the year. This timing for option grants is documented in the Compensation Committee’s charter.

Under an amendment to the Committee’s charter, beginning in 2008 options will be granted at the first regular Committee meeting of the year. This change allows alignment and consistency with the Company’s overall performance emphasis by providing for a year-end Company and individual performance review and annual salary increase and option grants in March of each year. While the CEO makes recommendations to the Committee regarding option grants to our Leadership Team, the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee. On March 6, 2008, the Committee approved option grants to the NEOs and other members of the Leadership Team. These option grants consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e. one third vests each year for three years), and an exercise price of $25.81, which was equal to the closing market price of our Company’s Common Shares on the date of grant. On that date, each of the NEOs received options to purchase the following number of Common Shares: Mr. Restrepo—49,624 Common Shares; Mr. English—10,834 Common Shares; Mr. Blackburn—26,613 Common Shares; Mr. Hazelbaker—3,764 Common Shares; and Ms. Siegworth—6,721 Common Shares.

Long-Term Incentive Plan—Performance Award Units

The second component of our long-term incentive program consists of PAUs granted under our Long-Term Incentive Plan. For 2007, the members of the Leadership Team were eligible for grants of PAUs. While options focus exclusively on stock price appreciation, PAUs reward participants for sustained financial results that should produce stock price gains to our shareholders over the long-term. Moreover, PAUs balance the internal focus on our annual operating plan by rewarding for results on an external basis relative to those of other property and casualty insurers.

PAUs are awarded annually with performance measured and rewarded at the end of a three-year performance period. Starting a new three-year performance period every year provides greater flexibility in determining participants, awards, measures of performance and ties to performance that may need to change based on market conditions. The Committee approved three equally weighted measures to determine the number of PAUs earned for the three-year performance period beginning in 2007 and ending in 2009—statutory combined ratio for the State Auto Group, our Company’s book value per share growth, and total State Auto Group revenue growth. These measures focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards, and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders. Our performance in these areas will be measured against the LTIP Peer Group consisting of selected regional property and casualty companies named on page 23.

Target PAUs equal 50% of a Leadership Team member’s total long-term incentive value based on the competitive data developed by the compensation consultant and State Auto’s philosophy of targeting median long-term incentives. The CEO recommends grants for the other NEOs, and those recommendations are reviewed and approved by the Committee. The Committee determines the grant for the CEO based, in part, on the information supplied by the consultant. The number of PAUs granted varies based on the competitive data and reflects the responsibilities of each NEO or Leadership Team member as well as their ability to impact State Auto’s long-term results. The target value for each PAU is $1.00. The final award value of each PAU can range from $0.00 to $2.00 depending on the Company’s results relative to the LTIP Peer Group for the three-year period.

For the 2007-2009 performance period, each NEO earns “points” based upon our rank for each of three performance measures (combined ratio for the State Auto Group, our Company’s book value per share growth, and total State Auto Group revenue growth) in comparison to the LTIP Peer Group. Points are awarded based on a 1st place through last place finish. The objective is to accumulate the greatest number of points (three 1st place finishes in the three categories).

For example, based on comparisons for the 2007–2009 performance years and assuming ten members remain in the 2007 LTIP Peer Group over the entire three-year period, if we earn seven points for three-year average combined ratio of the State Auto Group (4th place), five points for the Company’s three-year average book value per share growth (6th place) and eight points for three-year average total State Auto Group revenue growth (3rd place), for a total of 20 points, then each PAU would be worth $1.40, or 140% of the target amount.

Management recommended and the Committee approved the following pay and performance linkages for the NEOs’ awards for the 2007-2009 period. For performance at the target level, the NEO receives the amount of PAUs listed under the column “Target Award Value,” which represents 100% of payout and $1.00 final award value for each PAU. The payout can range from 20% to 200% of target, with the “Maximum Award Value” listed below representing 200% of target and $2.00 final award value per PAU. Performance below threshold will result in no award.

Named Executive Officer	2007 Target Units(#)	Target Award Value($)*	Threshold Award Value($)*	Maximum Award Value($)*
Robert P. Restrepo, Jr.	253,125	253,125	50,625	506,250
Steven E. English	65,000	65,000	13,000	130,000
Mark A. Blackburn	159,375	159,375	31,875	318,750
Steven R. Hazelbaker	50,000	50,000	10,000	100,000
Lorraine M. Siegworth	52,500	52,500	10,500	105,000

*	Units have a target value equal to $1.00, a threshold value of $0.20 and a maximum value of $2.00.

PAUs are ultimately paid in cash equal to the payout value based on the State Auto Group’s performance. Since this program was new in 2007, no PAUs were paid in 2007.

For 2008, management proposed and the Committee approved three equally-weighted performance measures to determine PAUs earned for results for the three-year performance period beginning in 2008 and ending in 2010—statutory combined ratio, total revenue growth, and surplus growth. For this performance period, the State Auto Group’s three-year average performance for each of these performance measures is compared against the average results of a peer group of insurance companies. This peer group will consist of insurance companies included in the A.M. Best Total U.S. P&C Agency Companies Composite (the “Composite”). A target award for each performance measure is based upon the State Auto Group’s performance in comparison with the results of the insurance company ranked as the “mean” in the Composite for such performance measure, with a maximum award based upon the State Auto Group performing at or above the 80th percentile of the peer group (i.e., performing among the top 20% of the insurance companies in the Composite) and with a threshold award based upon the State Auto Group performing at the 20th percentile of the peer group (i.e., performing better than the lowest 19% of the insurance companies in the Composite) for such performance measure. For example, if at the end of the 2008–2010 performance period there are 600 insurance companies in the Composite, and if such companies are ranked 1 – 600 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 300/301st ranked insurance companies in the Composite for such performance measure, a maximum award if the State Auto Group’s three-year average statutory combined ratio equals or exceeds the 120th ranked insurance company for such performance measure, and a threshold award if the State Auto Group’s three-year statutory combined ratio equals the 480th ranked insurance company for such performance measure. The same comparison is performed with respect to total revenue growth and surplus growth, with the results equally weighted to determine the total PAU component awarded to each NEO.

The peer-comparison approach utilized by the PAU component of the Long Term Incentive Plan increases the Plan’s objectivity by reducing the subjectivity of setting goals for a three-year period, which can be difficult. It also supports the aim of providing Leadership Team members with high levels of pay for relatively high levels of performance or low levels of pay for results that are low versus peers. Payouts under this Plan are intended to be determined entirely by formula with no assessment of individual performance or use of CEO or Committee discretion.

Management recommended and the Committee approved the following pay and performance linkages for the NEOs’ awards for the 2008-2010 period.

Named Executive Officer	2008 Target Units(#)	Target Award Value($)*	Threshold Award Value($)*	Maximum Award Value($)*
Robert P. Restrepo Jr.	461,500	461,500	184,600	923,000
Steven E. English	100,750	100,750	40,300	201,500
Mark A. Blackburn	247,500	247,500	99,000	495,000
Steven R. Hazelbaker	35,000	35,000	14,000	70,000
Lorraine M. Siegworth	62,500	62,500	25,000	125,000

*	Units have a target value equal to $1.00, a threshold value of $0.20 and a maximum value of $2.00.

Restricted Stock Awards

In October 2007, Mr. Blackburn received a restricted stock award of 25,000 Common Shares. The restricted stock award was made in accordance with our Equity Incentive Compensation Plan. Approximately 25% of the award was given to recognize Mr. Blackburn’s significant contributions in supporting Mr. Restrepo’s assimilation into our organization, to reward Mr. Blackburn’s contributions to our Company over the past several years, to retain his services, and to encourage him to enter into an employment agreement. Approximately 75% of the restricted stock award was given to incentivize Mr. Blackburn’s future contributions to the State Auto Group.

The Committee considered several factors in determining the value of the stock award. It looked at similar awards made for retention purposes to senior executives at comparably sized companies inside and outside the insurance industry. The Committee also considered differences in value between Mr. Blackburn’s former compensation arrangement relative to his previous position with our Company and his new arrangement relative to his new position as chief operating officer. Mr. Restrepo and the Committee also assessed the award level that would be necessary to retain a replacement chief operating officer for the near and long-term. As a result, Mr. Restrepo proposed and the Committee approved an award of 25,000 Common Shares to Mr. Blackburn with a value on the date of grant equal to $779,250, or approximately 183% of Mr. Blackburn’s then-current base salary. These Common Shares are subject to a risk of forfeiture if Mr. Blackburn’s employment is terminated prior to October 4, 2010, unless prior to that date Mr. Blackburn’s employment is terminated for a reason other than without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual. However, these restricted Common Shares will become fully vested if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual. These Common Shares are also subject to restrictions on transfer until October 4, 2010.

No other NEO received restricted stock in 2007.

Retirement and Deferred Compensation Plans

Defined Benefit Plan/Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our NEOs and other employees are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits.

Supplemental Executive Retirement Plans

Tax laws place limits on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans. With a supplemental executive retirement plan, it is possible for a highly compensated officer to achieve the same percentage of salary replacement as other employees upon retirement. Our Supplemental Executive Retirement Plan, referred to as “SERP,” is a non-qualified retirement plan. It is designed solely to offset the impact of regulatory limitations on retirement benefits available under the Retirement Plan. As a result, the SERP mirrors the Retirement Plan. The SERP provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for officers whose participation in the SERP is approved by the Board of Directors of State Auto Mutual. Like the Retirement Plan, the SERP considers only base salary dollars, not incentive compensation, in calculating the benefit due each participant. In 2008, the Board approved participation in this SERP for Mr. English and Ms. Siegworth. Previously the Board had approved participation for Messrs. Restrepo, Blackburn and Hazelbaker.

In addition to the standard SERP discussed above, we have entered into individual SERP agreements with Mr. Restrepo and Mr. Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 57 and has been an employee for two years. Mr. Blackburn is 56 years old and has been an employee for eight years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determination. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Messrs. Restrepo and Blackburn discussed under the caption “—Contractual Arrangements with Named Executive Officers.”

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code, commonly called a “401(k) Plan.” We refer to our 401(k) Plan as a Capital Accumulation Plan, or “CAP.” It is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the CAP. The deferred amount is contributed to the CAP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance.

Each participant’s contributions under CAP were matched by the Company in 2007 as follows: a participant’s share of the matching contribution equaled 75% of his or her salary reduction contributions up to 2% of compensation, plus 50% of his or her salary reduction contributions from 3% to 6% of compensation, subject to the annual maximum participant contribution of $15,500. This equates to a Company contribution in the CAP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to CAP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k)Plan

Our Non-qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by IRS regulations from contributing a full 6% of salary to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. The election form is executed annually in advance of the year in which such compensation would be earned.

The total amount of salary deferred under the CAP and the Shadow Plan cannot exceed in the aggregate 50% of salary. The Shadow Plan also allows up to 100% of LBP cash bonuses to be deferred, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund type investment options in accordance with the election of the participants. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the CAP and the Shadow Plan.

Non-qualified plans allow highly compensated employees to be in the same place, relatively speaking, as other employees of the Company, in terms of their ability to maximize their retirement savings opportunities. Participants in these non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Neither the Shadow Plan nor the CAP provides for above market or preferential earnings opportunities for any participant.

Executive Perquisites

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of other insurers and companies of comparable size, are highly valued by recipients, have limited cost, and are part of a competitive reward program that aids in attracting and retaining the best executives.

We provide up to $500 annually for tax advice to an optionee in the year they exercise a stock option. This benefit is available to all optionees, not just NEOs. It provides these employees access to professional advice in dealing with the tax and financial consequences associated with exercising options. We also believe it helps optionees retain more of the shares associated with their award, building greater stock ownership among our employees. None of the NEOs used this perquisite in 2007.

We pay 75% of the premium on our officers’ whole life insurance policies if the officers elect to purchase such policy. The portion of the premium that we paid for NEOs is included in the total listed under “All Other Compensation” in the Summary Compensation Table. The face amount of these policies does not exceed $50,000 and provides a modest form of additional financial security to officers who choose the benefit.

We regularly sponsor incentive travel programs for our independent agents. The NEOs attend these programs in order to help us foster and improve our relationships with our independent agents, the only distribution force used by our Company. The cost of the NEO’s spouse or guest to attend these trips is also paid by us. The cost is determined by dividing the total cost of the agent incentive trip by the number of travelers. The cost of each NEO’s spouse or guest to attend the trip(s) as a host in 2007 is included in the total reflected in the “All Other Compensation” column in the Summary Compensation Table for any NEO whose spouse or guest acted as a host.

During 2007, we also had corporate memberships in two clubs in Columbus, Ohio, neither of which was a golf club. The corporate memberships in these clubs were used for business entertainment and meetings. Five persons were designated to use our corporate memberships, and we paid the dues for them. Among the designated users were Messrs. Restrepo and Blackburn. The dues we paid for these memberships are included in the “All Other Compensation” column of the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs unless certain specific criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by shareholders and meet other requirements. The material terms of the LBP, the Equity Incentive Compensation Plan and the Long-Term Incentive Plan have been approved by our shareholders as required by Section 162(m). Accordingly, compensation paid for the attainment of objective performance-based awards under the LBP, stock options awarded under the Equity Incentive Compensation Plan and compensation paid for the attainment of the PAUs under the Long-Term Incentive Plan is intended to be deductible for federal income tax purposes in accordance with Section 162(m). While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for most officers and Company directors. These Ownership Guidelines reinforce one of the objectives of our executive reward program and the primary reason for awarding stock options—to build executive stock ownership. This is especially important with new officers. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”).

The following Ownership Target Amounts applicable to the designated category of management will remain in place until changed by the Committee:

Chairman/CEO	100,000 Common Shares
Chief Operating Officer	50,000 Common Shares
Senior Vice President	30,000 Common Shares
Vice President/Regional Vice President	7,000 Common Shares
Assistant Vice President	2,000 Common Shares

Executives must meet the Ownership Target Amounts within five years of assuming the designated category of management. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following chart shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 14, 2008.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO (1)	Common Shares Owned Directly by NEO	Total Common Share Ownership
Robert P. Restrepo, Jr.	100,000	0	11,369	11,369
Steven E. English	7,000	2,167	2,196	4,363
Mark A. Blackburn	50,000	18,959	33,568	52,527
Steven R. Hazelbaker	7,000	4,168	4,986	9,154
Lorraine M. Siegworth	7,000	0	517	517

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. The stock options included in this table are one-third of those “in the money” based on a price of $27.22, which represents a 30-day average closing price for the Company’s Common Shares during a recent timeframe.

Our outside directors are also subject to the Ownership Guidelines. Outside directors are expected to own 5,000 Common Shares and/or Restricted Share Units under the Outside Director Restricted Share Unit Plan within five years of becoming a director.

We discourage our officers and directors from hedging the economic risk of their stock ownership positions in our Common Shares, but our Board has not adopted a written policy prohibiting hedging by officers or directors.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	2007 2006	673,558 521,539	0 550,000	(5)	0 335,370	(6)	271,311 446,100	497,391 143,022	403,922 87,900	683,810 190,256	(4) (7)	2,529,992 2,274,187

Steven E. English Vice President and Chief Financial Officer	2007 2006	258,077 172,615	0 0		0 0		69,679 92,169	134,225 56,984	14,945 13,766	91,858 85,237	(8) (9)	568,784 420,771

Mark A. Blackburn Executive Vice President and Chief Operating Officer	2007 2006	425,000 296,730	0 0		779,250 0	(10)	170,825 292,600	333,094 101,513	354,770 63,347	28,816 14,633	(11) (12)	2,091,755 768,823

Steven R. Hazelbaker Vice President	2007 2006	198,846 194,000	0 0		0 0		53,597 92,169	98,230 62,073	13,692 43,937	67,612 63,088	(13) (14)	431,977 455,267

Lorraine M. Siegworth(15) Vice President	2007 2006	211,538 37,692	150,000	(17)	0 0		56,274 78,480	123,900 14,248	9,875 —	21,239 945	(16) (18)	422,826 281,365

(1)

The dollar amounts shown in this column represent the total number of stock options granted to each NEO multiplied by the fair value of each stock option granted. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes closed-form pricing model in accordance with SFAS 123R. For a discussion of the relevant SFAS 123R valuation assumptions, see Note 12 to our Company’s Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2007. For 2007, the fair value of each stock option granted to the NEOs was $11.79. For 2006, the fair value of each stock option granted to the NEOs was as follows: Mr. Restrepo, $14.87; Messrs. English, Blackburn and Hazelbaker, $14.63; and Ms. Siegworth, $13.08.

(2)	For 2007 non-equity incentive plan compensation, the dollar amounts shown in this column reflect each NEO’s LBP award, discretionary individual performance award and QPB Plan award as follows:

	LBP Award ($)	Discretionary Individual Performance Award ($)	QPB Plan Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	307,547	129,510	60,334	497,391
Steven E. English	78,975	32,102	23,148	134,225
Mark A. Blackburn	193,641	101,404	38,049	333,094
Steven R. Hazelbaker	60,750	19,672	17,828	98,230
Lorraine M. Siegworth	72,900	31,461	19,539	123,900

For 2006 non-equity incentive plan compensation, the dollar amounts shown in this column reflect each NEO’s Executive Bonus Plan award (an individual annual cash incentive bonus arrangement which was replaced by the LBP in 2007), QPB Plan award and, for Mr. Restrepo and Ms. Siegworth, a contractual QPB Plan substitute award as follows:

	Executive Bonus Plan Award ($)	QPB Plan Award ($)	QPB Plan Substitute Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	65,000	52,338	25,684	143,022
Steven E. English	18,500	38,484	—	56,984
Mark A. Blackburn	33,600	67,913	—	101,513
Steven R. Hazelbaker	19,400	42,673	—	62,073
Lorraine M. Siegworth	-0-	-0-	14,248	14,248

(3)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above market earnings.

(4)

(Restrepo) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plan of $23,574 (none of the amounts paid as matched contributions received preferential earnings or interest); (ii) spousal travel hosting on agent incentive trips of $7,410; (iii) reimbursement of relocation and travel-related expenses of $87,362; (iv) tax gross up payment on reimbursed relocation and travel-related expenses of $58,865; (v) dividends on restricted Common Shares of $5,250; (vi) club membership dues (non-golfing) of $1,350; and (vii) a one-time payment of $500,000 to facilitate, expedite and encourage Mr. Restrepo’s relocation to Columbus, Ohio. For a further description of this $500,000 one-time payment, see “Related Person Transactions—Other Related Person Transactions.”

(5)

(Restrepo) The dollar amount reflects the following amounts and items: (i) a signing bonus of $400,000 paid in connection with Mr. Restrepo’s acceptance of employment; and (ii) a guaranteed bonus of $150,000 paid for Mr. Restrepo’s first year of employment as provided by his employment agreement.

(6)

(Restrepo) The dollar amount represents 10,500 restricted Common Shares granted to Mr. Restrepo on March 2, 2006, in conjunction with the execution of his employment agreement, multiplied by the closing price of the Common Shares on that day ($31.94). All of these restricted Common Shares are subject to a risk of forfeiture if Mr. Restrepo’s employment is terminated for any reason prior to March 2, 2009.

(7)

(Restrepo) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $16,961 (none of the amounts paid as matched contributions received preferential earnings or interest); (ii) spousal travel hosting on agent incentive trips of $5,459; (iii) reimbursement of relocation expenses of $104,651; (iv) tax gross up payment on reimbursed relocation expenses of $59,195; and (v) dividends on restricted Common Shares of $3,990.

(8)

(English) The dollar amount includes the following amounts and items: (i) a payment of $70,000 (the fourth of five installments) under Mr. English’s retention agreement; (ii) Company-paid match under our 401(k) plan of $7,875 (none of the amounts paid as matched contributions received preferential earnings or interest); (iii) reimbursement of relocation expenses of $6,306; (iv) tax gross up payment on reimbursed relocation expenses of $2,041; and (v) spousal travel hosting on agent incentive trip of $5,636. For a further description of this retention agreement, see “—Contractual Arrangements with Named Executive Officers—Steven E. English.”

(9)

(English) The dollar amount includes the following amounts and items: (i) a payment of $70,000 (the third of five installments) under Mr. English’s retention agreement; (ii) Company-paid match under our 401(k) plan of $6,042 (none of the amounts paid as matched contributions received preferential earnings or interest); (iii) reimbursement of relocation expenses of $5,554; and (iv) tax gross up payment on reimbursed relocation expenses of $3,641.

(10)

(Blackburn) The dollar amount represents 25,000 restricted Common Shares granted to Mr. Blackburn on October 4, 2007, in conjunction with the execution of his employment agreement, multiplied by the closing price of the Common Shares on that day ($31.17). These restricted Common Shares are subject to a risk of forfeiture if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated for a reason other than without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual. For a further discussion of these restricted Common Shares, see “—Contractual Arrangements with Named Executive Officers—Mark A. Blackburn.”

(11)

(Blackburn) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plan of $14,875 (none of the amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $906; (iii) spousal travel hosting on agent incentive trips of $7,410; (iv) dividends on restricted Common Shares of $3,750; and (v) club membership dues (non-golfing) of $1,875.

(12)

(Blackburn) The dollar amount includes the following amounts and items: (i) Company-paid matches under our 401(k) and non-qualified deferred compensation plans of $7,700 (none of the amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $906; (iii) spousal travel hosting on agent incentive trips of $5,459; and (iv) club membership dues (non-golfing) of $568.

(13)

(Hazelbaker) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $6,960 (none of these amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $858; (iii) spousal travel hosting on agent incentive trip of $5,794; and (iv) a payment of $54,000 (the fourth of five installments) under Mr. Hazelbaker’s retention agreement. For a further description of this retention agreement, see “—Contractual Arrangements with Named Executive Officers—Steven R. Hazelbaker.”

(14)

(Hazelbaker) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $6,790 (none of the amounts paid as matched contributions received preferential earnings or interest); (ii) Company-paid whole life insurance policy premiums of $858; (iii) spousal travel hosting on agent incentive trip of $1,440; and (iv) a payment of $54,000 (the third of five installments) under Mr. Hazelbaker’s retention agreement.

(15)	Ms. Siegworth was hired as a Vice President of our Company on October 17, 2006.

(16)

(Siegworth) The dollar amount includes the following amounts and items: (i) Company-paid match under our 401(k) plan of $7,404 (none of the amounts paid as matched contributions received preferential earnings or interest); and (ii) guest travel hosting on agent incentive trips of $13,835.

(17)

(Siegworth) The dollar amount includes the following amounts and items: (i) a signing bonus of $50,000 paid in connection with Ms. Siegworth’s acceptance of employment: and (ii) a guaranteed bonus of $100,000 paid for Ms. Siegworth’s first year of employment as provided by her employment letter. For a further description of these bonuses, see “—Contractual Arrangements with Named Executive Officers—Lorraine M. Siegworth.”

(18)	(Siegworth) The dollar amount reflects the Company-paid match under our 401(k) plan (none of the amounts paid as matched contributions received preferential earnings or interest).

Grants of Plan-Based Awards in 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Stock option award	5-3-07	—	—	—	—	23,012	(2)	29.53	271,311
LBP award	5-3-07	88,594	379,688	759,375	—	—		—	—
Discretionary individual performance award	5-3-07	12,656	126,563	253,125	—	—		—	—
QPB Plan award	1-1-07	—	60,334	—	—	—		—	—
LTIP	5-3-07	50,625	253,125	506,250	—	—		—	—

Steven E. English:
Stock option award	5-3-07	—	—	—	—	5,910		29.53	69,679
LBP award	5-3-07	22,750	97,500	195,000	—	—		—	—
Discretionary individual performance award	5-3-07	3,250	32,500	65,000	—	—		—	—
QPB Plan award	1-1-07	—	23,148	—	—	—		—	—
LTIP	5-3-07	13,000	65,000	130,000	—	—		—	—

Mark A. Blackburn:
Stock option award	5-3-07	—	—	—	—	14,489		29.53	170,825
Restricted stock award(6)	10-4-07	—	—	—	25,000	—		—	779,250
LBP award	5-3-07	55,781	239,063	478,125	—	—		—	—
Discretionary individual performance award	5-3-07	7,969	79,688	159,375	—	—		—	—
QPB Plan award	1-1-07	—	38,049	—	—	—		—	—
LTIP	5-3-07	31,875	159,375	318,750	—	—		—	—

Steven R. Hazelbaker:
Stock option award	5-3-07	—	—	—	—	4,546		29.53	53,597
LBP award	5-3-07	17,500	75,000	150,000	—	—		—	—
Discretionary individual performance award	5-3-07	2,500	25,000	50,000	—	—		—	—
QPB Plan award	1-1-07	—	17,828	—	—	—		—	—
LTIP	5-3-07	10,000	50,000	100,000	—	—		—	—

Lorraine M. Siegworth:
Stock option award	5-3-07	—	—	—	—	4,773		29.53	56,274
LBP award	5-3-07	21,000	90,000	180,000	—	—		—	—
Discretionary individual performance award	5-3-07	3,000	30,000	60,000	—	—		—	—
QPB Plan award	1-1-07	—	19,539	—	—	—		—	—
LTIP	5-3-07	10,500	52,500	105,000	—	—		—	—

(1)

In 2007, all of our NEOs participated in the LBP, an annual cash incentive bonus plan for members of our Leadership Team. For our NEOs, the LBP awards are based solely upon our Company’s achievement of objective financial performance measures established by our Compensation Committee at the beginning of a performance year. For 2007, the financial performance measures were combined ratio, surplus growth (less STFC stock value) and premium growth. For a further discussion of the LBP, see “—Elements of Executive Compensation—Short Term Cash Incentive Plans.”

(2)

In 2007, all of our NEOs received discretionary individual performance awards, which are annual cash incentive bonuses based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the State Auto Mutual Board, establishes the individual performance objectives for the CEO. The CEO establishes or reviews the individual goals for the other NEOs. For a further discussion of these discretionary individual performance awards, see “—Elements of Executive Compensation—Short Term Cash Incentive Plans.”

(3)

In 2007, all of our NEOs participated in the QPB Plan, a quarterly cash profit-sharing plan in which all employees are eligible to participate after meeting minimum service requirements. The QPB Plan pays a quarterly bonus if the direct statutory combined ratio for all of our affiliated insurance companies is better than the quarter’s objective, which is set annually. If the direct statutory combined ratio goal is met, then the amount of the QPB Plan bonus is directly related to the State Auto Group’s direct loss ratio, with the total amount of the QPB Plan bonus for all employees equal to 15% of quarterly profit. Since the 2007 QPB Plan target amounts are not determinable, the amounts shown are the actual QPB Plan awards paid to the NEOs in 2007.

(4)

In 2007, all of our NEOs were selected to participate in the Long-Term Incentive Plan, a cash incentive bonus plan, for the performance period beginning January 1, 2007 and ending December 31, 2009. Under the Long-Term Incentive Plan, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—statutory combined ratio for the State Auto Group, our Company’s book value per share growth, and total State Auto Group revenue growth—in comparison to the LTIP Peer Group over the three-year performance period. For a further discussion of the Long-Term Incentive Plan, see “—Elements of Executive Compensation—Long-Term Equity and Cash Incentive Plans.”

(5)

In 2007, all of our NEOs received options under our Equity Incentive Compensation Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined by multiplying the number of stock options by $11.79, which was the fair value of each stock option granted based upon the Black-Scholes closed-form pricing model in accordance with SFAS 123R. These options have not been re-priced or otherwise materially amended.

(6)

In 2007, Mr. Blackburn received an award of 25,000 restricted Common Shares. For a further discussion of this award, see “—Elements of Executive Compensation – Long-Term Equity and Cash Incentive Plans—Restricted Stock Awards.” The award includes the right to receive dividends on the full amount of the Common Shares, which dividends represent cash compensation to Mr. Blackburn. The amount of dividends paid on those Common Shares in 2007 was $3,750. The grant date fair value for these restricted Common Shares was determined by multiplying the market price of the Common Shares on the date of grant by the number of restricted Common Shares granted.

Contractual Arrangements with Named Executive Officers

Robert P. Restrepo, Jr.

Employment Agreement

We have entered into an employment agreement with Robert P. Restrepo, Jr. pursuant to which Mr. Restrepo serves as our Chairman, President and Chief Executive Officer. The following provides a brief description of the material terms of Mr. Restrepo’s employment agreement, as well as additional information relating to the compensatory aspects of that agreement.

Mr. Restrepo’s term of employment ends on March 1, 2009, unless terminated sooner as provided in the employment agreement. Mr. Restrepo’s employment agreement may be renewed at the end of its initial term for additional one-year terms with the mutual consent of the parties. If Mr. Restrepo desires to renew the employment agreement at the end of any term, but State Auto does not, then this situation will constitute a termination of Mr. Restrepo’s employment without cause. On the other hand, if State Auto desires to renew the employment agreement at the end of any term, but Mr. Restrepo does not, then that situation will constitute a voluntary termination of Mr. Restrepo’s employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary and participates in the LBP, the QPB Plan, the Long-Term Incentive Plan and the Retirement Plan, and he is entitled to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. See the Summary Compensation Table for compensation paid to Mr. Restrepo in 2006 and 2007.

Pursuant to his employment agreement, State Auto has implemented an individual Supplemental Executive Retirement Plan (the “Individual SERP”) for Mr. Restrepo. This Individual SERP generally provides Mr. Restrepo with supplemental retirement benefits to enable his overall retirement benefits from State Auto to equal 50% of his final three-year average total cash compensation, proportionately reduced for less than 20 years of service at retirement. State Auto has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with State Auto. As a result, Mr. Restrepo will have at most 10 years of service with State Auto, which will reduce the Individual SERP benefits accordingly.

Mr. Restrepo has agreed to reimburse State Auto 100% of all moving, temporary living and house hunting expenses incurred in connection with relocating himself and his family from Jacksonville, Florida to Columbus, Ohio if he voluntarily terminates his employment with State Auto on or prior to March 1, 2009.

As is the case with most executive employment agreements, Mr. Restrepo’s employment agreement addresses separation or severance benefits in connection with the termination of Mr. Restrepo’s employment, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties with respect to events resulting in the termination of the employment relationship. In a competitive environment for qualified and skilled management personnel, these provisions are also necessary in the recruitment of executives who may not otherwise be willing to relocate their families and undertake the responsibilities of a new position without such financial commitments from their new employers. These provisions are also necessary for the retention of executives in that they provide a level of financial security in the event of an involuntary termination of employment.

In the event Mr. Restrepo is terminated for cause, as defined in the agreement, he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under the incentive compensation plans. In the event Mr. Restrepo is terminated without cause (other than for death, disability or retirement), he will be entitled to receive his base salary and benefits under his employment agreement for a 24-month period and payment of the average annual bonus payments earned under the incentive compensation plans for the prior two years.

In the event Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Restrepo’s employment. In that case Mr. Restrepo will be entitled to receive his base salary and payments under the incentive compensation plans to the date of termination. Thereafter, he will be entitled to 80% of his base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, throughout the period of his disability or until he attains age 65, whichever first occurs. In the event of Mr. Restrepo’s death, his beneficiaries will receive his base annual salary for twelve months plus a pro-rata share of the compensation he earned under the incentive compensation plans as of the date of death.

Mr. Restrepo’s employment agreement also imposes a post-employment confidentiality covenant and a non-competition covenant on Mr. Restrepo.

Change of Control/Executive Agreement

We have a “change of control” agreement with Mr. Restrepo. Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company or State Auto Mutual. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. At State Auto “change of control” agreements are called executive agreements.

The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs, as defined in Mr. Restrepo’s executive agreement. Mr. Restrepo’s executive agreement will terminate if Mr. Restrepo’s employment terminates prior to a Change of Control.

Under Mr. Restrepo’s executive agreement, we must provide severance benefits to Mr. Restrepo if his employment is terminated (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the agreement) at any time within 24 months after a Change of Control; or

•

By us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of Mr. Restrepo’s termination.

In addition to accrued compensation, bonuses, and vested benefits and stock options, Mr. Restrepo’s severance benefits payable under his executive agreement include:

•	a lump-sum cash payment equal to three times Mr. Restrepo’s annual base salary;

•	a lump-sum cash payment equal to three times the highest annual incentive compensation to which Mr. Restrepo would be entitled;

•	thirty-six months of continued insurance benefits;

•	thirty-six months of additional service credited for purposes of retirement benefits; and

•	out-placement benefits in an amount equal to 15% of Mr. Restrepo’s annual base salary.

Mr. Restrepo’s executive agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we will not have to pay an excess severance payment and Mr. Restrepo will not be subject to an excise tax.

Mr. Restrepo’s executive agreement provides that, for a period of five years after any termination of Mr. Restrepo’s employment, we will provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify, hold harmless, and defend Mr. Restrepo to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he may be involved by reason of having been our director or officer.

The terms of Mr. Restrepo’s employment and executive agreements were the result of arm’s length negotiations between the Committee and Mr. Restrepo.

Steven E. English

In 2004, we entered into a retention agreement with Steven E. English. At that time he was one of our Assistant Vice Presidents. Now he is our Chief Financial Officer. Mr. English was previously an executive officer with Meridian Insurance Group, Inc. (“MIGI”), which was acquired by State Auto Mutual in 2001. After the acquisition, Mr. English became our employee, but he retained certain rights under a change in control agreement with MIGI. In consideration of Mr. English relinquishing his rights under this change in control agreement with MIGI, we agreed to make annual payments to Mr. English of $70,000 for five years, provided he remains employed by us during that period, unless we terminate his employment without good cause (as defined in his retention agreement) or as a result of his death or total disability. The payment in 2007 was the fourth annual payment to Mr. English. In addition, Mr. English was granted non-qualified stock options on May 31, 2004, as shown in the Outstanding Equity Awards at Fiscal 2007 Year-End Table. These options vest in equal annual installments over a five-year period.

Mark A. Blackburn

Employment Agreement

Mark A. Blackburn has been employed by us since 1999. In November 2006, he was elected our Executive Vice President and Chief Operating Officer. Given the more extensive and influential duties of his new position, we entered into an employment agreement with Mr. Blackburn in 2007.

Mr. Blackburn’s term of employment will end on October 4, 2010, unless terminated sooner as provided in the employment agreement. His employment agreement shall be renewed at the end of its initial term for additional one-year terms unless either party gives notice of intent not to renew in accordance with the terms of the contract. If Mr. Blackburn desires to renew the employment agreement at the end of any term but State Auto does not, this situation will constitute a termination of Mr. Blackburn’s employment without cause. On the other hand, if State Auto desires to renew the employment agreement at the end of any term but Mr. Blackburn does not, that will constitute a voluntary termination of his employment. Under his employment agreement, Mr. Blackburn receives an annual base salary and participates in the LBP, the QPB Plan, the Long-Term Incentive Plan and the Retirement Plan, and he is entitled to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. See the Summary Compensation Table for compensation paid to Mr. Blackburn in 2006 and 2007.

Pursuant to his employment agreement, State Auto has implemented an individual Supplemental Executive Retirement Plan (“Individual SERP”) for Mr. Blackburn. This Individual SERP generally provides Mr. Blackburn with supplemental retirement benefits to enable Mr. Blackburn’s overall retirement benefits from State Auto to equal 50% of his final three-year average total cash compensation, proportionately reduced for less than 20 years of service at retirement. State Auto has a mandatory retirement age of 65 for executive officers, and Mr. Blackburn was age 47 when he began his employment with State Auto. As a result, Mr. Blackburn will have at most 18 years of service with State Auto, which will reduce the Individual SERP benefits accordingly.

As is the case with most executive employment agreements, Mr. Blackburn’s employment agreement addresses separation or severance benefits in connection with his termination of employment, either prior to or at the end of the employment term. In the event Mr. Blackburn is terminated for cause, as defined in the agreement, he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under our incentive compensation plans. In the event Mr. Blackburn is terminated without cause, as defined in the agreement, he will be entitled to receive his base salary and benefits under his employment agreement for the shorter of either 24-months after termination or the number of months until he attains age 65. He will also receive payment of the average annual bonus payments he earned under the incentive compensation plans for the prior two years.

In the event Mr. Blackburn becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate his employment. In that case, Mr. Blackburn will be entitled to 80% of his base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, throughout the period of his disability or until he attains age 65, whichever first occurs. He will also receive a pro-rata share of the compensation he earned under our incentive compensation plans. In the event of Mr. Blackburn’s death while employed, his beneficiaries will receive his base annual salary for twelve months plus a pro-rata share of the compensation he earned under the incentive compensation plans as of the date of death.

The employment agreement also imposes a post-employment confidentiality covenant and a non-competition covenant on Mr. Blackburn.

Change of Control/Executive Agreement

We have a “change of control” agreement with Mr. Blackburn, which we refer to as an executive agreement. As described above, change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company or State Auto Mutual.

Under Mr. Blackburn’s executive agreement, we must provide severance benefits to Mr. Blackburn if his employment is terminated (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Blackburn for good reason (as defined in the agreement) at any time within 24 months after a Change of Control;

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of Mr. Blackburn’s termination; or

•	at Mr. Blackburn’s request, if he has remained employed for two years after Mr. Restrepo ceases to be CEO in order to assist with the new CEO’s transition.

In addition to accrued compensation and bonuses, Mr. Blackburn’s severance benefits payable under his executive agreement include:

•	a lump-sum cash payment equal to three times Mr. Blackburn’s annual base salary;

•	a lump-sum cash payment equal to three times the highest annual incentive compensation to which Mr. Blackburn would be entitled;

•	stock options held by Mr. Blackburn shall become exercisable upon a change of control; and

•	out-placement benefits in an amount equal to 15% of Mr. Blackburn’s annual base salary and up to $5,000 reimbursement for job search travel.

Mr. Blackburn’s executive agreement also provides that State Auto will pay Mr. Blackburn such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Blackburn’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we will not have to pay an excess severance payment and Mr. Blackburn will not be subject to an excise tax.

Mr. Blackburn’s executive agreement provides that, for a period of five years after any termination of Mr. Blackburn’s employment, we will provide him with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless Mr. Blackburn to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he may be involved by reason of having been our director or officer.

The terms of Mr. Blackburn’s employment and executive agreements were the result of arm’s length negotiations between the Committee and Mr. Blackburn.

Steven R. Hazelbaker

In 2004, we entered into a retention agreement with Steven R. Hazelbaker. He is, and at that time was, one of our Vice Presidents. Mr. Hazelbaker was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. After the acquisition, Mr. Hazelbaker became our employee, but he retained certain rights under a change in control agreement with MIGI. In consideration of Mr. Hazelbaker relinquishing his rights under this change in control agreement with MIGI, we agreed to make annual payments to Mr. Hazelbaker of $54,000 for five years, provided he remains employed by us during that period, unless we terminate his employment without good cause (as defined in his retention agreement) or as a result of his death or total disability. The payment in 2007 was the fourth annual payment to Mr. Hazelbaker. In addition, Mr. Hazelbaker was granted non-qualified stock options on May 31, 2004, as shown in the Outstanding Equity Awards at Fiscal 2007 Year-End Table. These options vest in equal annual installments over a five-year period.

Lorraine M. Siegworth

We hired Lorraine M. Siegworth as a Vice President on October 17, 2006. While Ms. Siegworth does not have an employment agreement with us, and we consider her employed at will, she accepted our offer of employment subject to the terms of our employment letter to her dated as of October 2, 2006.

In connection with hiring Ms. Siegworth, we offered her an annual base salary of $200,000 and paid her a signing bonus of $50,000. We also guaranteed Ms. Siegworth that she would receive a minimum bonus of $100,000 for 2006. Since Ms. Siegworth was not eligible to participate in the QPB Plan until the performance period beginning in April 2007, she was made de facto eligible for any QPB Plan payments for the fourth quarter of 2006 and the first quarter of 2007. At the time of her hiring, we awarded Ms. Siegworth options to purchase 6,000 Common Shares at an exercise price of $31.73 per share, which was the closing price of our Common Shares on the Nasdaq National Market System on November 2, 2006. Subject to her continued employment, Ms. Siegworth’s options vest in one-third increments over a three-year period, but her options will automatically vest upon her death, disability or termination of employment without cause. There were no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor were there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

We also provided Ms. Siegworth with certain severance benefits. If in the future she is terminated without cause, Ms. Siegworth is entitled to receive an amount equal to one year of her cash compensation. In addition, if on or before October 17, 2009, either (i) Mr. Restrepo relinquishes his position as our chief executive officer, or (ii) there is a change in control of us and State Auto Mutual, and the election of a new chief executive officer or the occurrence of change in control, as the case may be, adversely affects Ms. Siegworth’s employment, then Ms. Siegworth may terminate her employment and receive an amount equal to two years of her cash compensation.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	10,000	20,000	0	31.94	3-1-16	10,500	(2)	276,150	0	0
	0	23,012	0	29.53	5-2-17

Steven E. English	2,334	0	0	16.00	5-22-12
	2,500	0	0	18.74	5-21-13
	2,500	0	0	30.86	5-26-14
	2,601	651	0	30.75	5-31-14
	1,666	834	0	26.45	5-9-15
	2,100	4,200	0	33.50	5-16-16
	0	5,910	0	29.53	5-02-17

Mark A. Blackburn	6,000	0	0	12.06	8-18-09	25,000	(3)	657,500	0	0
	7,200	0	0	10.38	5-24-10
					10-3-10
	9,100	0	0	16.47	5-23-11
	10,400	0	0	16.00	5-22-12
	14,500	0	0	18.74	5-21-13
	14,500	0	0	30.86	5-26-14
	9,666	4,834	0	26.45	5-9-15
	6,666	13,334	0	33.50	5-16-16
	0	14,489	0	29.53	5-02-17

Lorraine M. Siegworth	2,000	4,000	0	31.73	11-01-16
	0	4,773	0	29.53	5-02-17

Steven R. Hazelbaker	5,000	0	0	16.00	5-22-12
	4,500	0	0	18.74	5-21-13
	4,500	0	0	30.86	5-26-14
	1,756	439	0	30.75	5-31-14
	3,000	1,500	0	26.45	5-9-15
	2,100	4,200	0	33.50	5-16-16
	0	4,546	0	29.53	5-02-17

*	The closing price of our Common Shares on December 31, 2007 was $26.30.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•

Options expiring May 31, 2014 were granted June 1, 2004. The first tranche vested immediately and the remaining options vest in four equal annual installments. All of these options will vest as of June 1, 2008.

•	Options expiring May 9, 2015 were granted May 10, 2005. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 10, 2008.

•	Options expiring May 16, 2016 were granted May 17, 2006. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 17, 2009.

•	Options expiring May 2, 2017 were granted May 3, 2007. These options vest in equal annual installments over a three-year period. All of these options will vest as of May 3, 2010.

(2)	Represents restricted Common Shares granted on March 2, 2006, which cliff vest on March 2, 2009, provided Mr. Restrepo remains employed by us through March 1, 2009.

(3)

Represents restricted Common Shares granted on October 4, 2007, which cliff vest on October 4, 2010, provided Mr. Blackburn remains employed by us through October 3, 2010. However, these restricted Common Shares will become fully vested if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual.

Option Exercises and Stock Vested in Fiscal 2007

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.	0	—
Steven E. English	0	—
Mark A. Blackburn	0	—
Steven R. Hazelbaker	0	—
Lorraine M. Siegworth	0	—

Pension Benefits in Fiscal 2007

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan(1)	2		59,255	0
	Standard SERP(2)	2		129,697	0
	Individual SERP(3)	2		884,925	0

Steven E. English	Retirement Plan(1)	7	(4)	57,578	0

Mark A. Blackburn	Retirement Plan(1)	8		202,980	0
	Standard SERP(2)	8		58,416	0
	Individual SERP(3)	8		478,434	0

Steven R. Hazelbaker	Retirement Plan(1)	13	(5)	178,869	0
	Standard SERP(2)	13	(5)	20,612	0

Lorraine M. Siegworth	Retirement Plan(1)	1		12,356	0

(1)

We have a retirement plan which is named the State Auto Insurance Companies’ Employee Retirement Plan (the “Retirement Plan”). The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our NEOs and other employees are eligible to participate in the Retirement Plan on the same terms. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund. The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. For narrative disclosure of the material terms of the Retirement Plan, see “—Compensation Discussion and Analysis—Defined Benefit Plan/Retirement Plan.”

(2)

We have a standard supplemental retirement plan for executive employees which is named the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies (Restatement) (the “Standard SERP”). The Standard SERP is a non-qualified retirement plan designed solely as a “restoration plan” to offset the impact of regulatory limitations on retirement benefits available under the

Retirement Plan. As a result, the Standard SERP mirrors the Retirement Plan. It provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for officers whose participation in the Standard SERP is approved by the Board of Directors of State Auto Mutual. The purpose of the Standard SERP is for highly compensated NEOs to achieve the same percentage of salary replacement on retirement on a relative basis as other employees. For narrative disclosure of the material terms of the Standard SERP, see “—Compensation Discussion and Analysis—Supplemental Executive Retirement Plan.”

(3)

In addition to the Standard SERP discussed above, we have individual supplemental executive retirement plans for each of Messrs. Restrepo and Blackburn (an “Individual SERP”). These Individual SERPs were implemented for Messrs. Restrepo and Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company since we have a mandatory retirement age of 65 for certain officers. See “—Compensation Discussion and Analysis—Contractual Arrangements with Named Executive Officers.”

(4)

Includes Mr. English’s years of service with MIGI. Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his years of service with MIGI.

(5)

Includes Mr. Hazelbaker’s years of service with MIGI. Mr. Hazelbaker was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. Hazelbaker became our employee, and for purposes of the Retirement Plan and SERP, he was given credit for his years of service with MIGI.

Nonqualified Deferred Compensation Table in Fiscal 2007

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	57,732	23,574	3,064	0	109,230
Steven E. English	0	0	0	0	0
Mark A. Blackburn	25,500	14,875	2,836	0	43,086
Steven R. Hazelbaker	0	0	0	0	0
Lorraine M. Siegworth	0	0	0	0	0

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.” The Shadow Plan is a non-qualified, unfunded deferred compensation plan primarily designed for highly compensated employees who are legally precluded from contributing a full 6% of compensation to the CAP. Under the Shadow Plan, eligible employees may defer payment of a portion of their salary. However, the total amount of salary deferred under the CAP and the Shadow Plan cannot exceed in the aggregate 50% of an employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s base salary is subject to being matched under either the CAP or the Shadow Plan. The Shadow Plan also allows up to 100% of cash bonuses to be deferred, although bonuses are not eligible for a Company match. For narrative disclosure of the material terms of the Shadow Plan, see “—Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan/Supplemental 401(k)Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2007 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in a set of Fidelity Funds that mirror the Fidelity Funds we offer to participants in our CAP, with the only exception being that our Common Shares are not an investment alternative available in the Shadow Plan.

Potential Payments Upon Termination or Change In Control Table

Name	Benefit(1)	Termination Without Cause(2)	Termination For Cause or Voluntary Termination	Death	Disability	After Change in Control (3)
Robert P. Restrepo, Jr.	Salary	$1,420,000(4)	$ -0-	$710,000(5)	$568,000(6)	$ 2,130,000(7)
	Cash Bonus	$395,207(8)	(9)	$497,391 (10)	$497,391 (11)	$ 1,492,173(12)
	Stock Options	Accelerated vesting	No accelerated vesting	Accelerated vesting	Accelerated vesting	Accelerated vesting
	Restricted Stock	No accelerated vesting	No accelerated vesting	No accelerated vesting	No accelerated vesting	Accelerated vesting
	Health benefits	Continues for 24 months(13)	COBRA	COBRA	Continues during period of disability	Continues for 36 months(13)
	Group Life	Terminates	COBRA	Not applicable	Continues during period of disability	Continues for 36 months(13)
	Outplacement assistance	$ -0-	$ -0-	$ -0-	$ -0-	$106,500(14)
	Retirement	Not affected	Not affected	Not affected	Not affected	Three years of additional credited service

Mark A. Blackburn	Salary	$450,000(15)	If and as earned on termination date	$450,000(16)	$360,000(17)	$1,350,000(18)
	Cash Bonus	$217,304(19)	(20)	$333,094(21)	$333,094(22)	$ 999,282(23)
	Stock Options	No accelerated vesting	No accelerated vesting	Accelerated vesting	Accelerated vesting	Accelerated vesting
	Restricted Stock	Accelerated vesting	No accelerated vesting	Accelerated vesting	Accelerated vesting	Accelerated vesting
	Health benefits	COBRA	COBRA	COBRA	Coverage continues during period of disability	Continues for 36 months(13)
	Group Life	COBRA	COBRA	Not applicable	Coverage continues during period of disability	Continues for 36 months(13)
	Outplacement assistance	Not applicable	Not applicable	Not applicable	Not applicable	$67,500(24)
	Retirement	Not affected	Not affected	Not affected	Not affected	Three years of additional credited service

Lorraine M. Siegworth	Salary	$250,000(25)	Not affected	Not affected	Not affected	$500,000(26)
	Cash Bonus	$123,900(27)	Not affected	Not affected	Not affected	$247,800(28)

(1)

The potential post-employment payments and benefits shown in this table are payable to Robert P. Restrepo, Jr., Mark A. Blackburn and Lorraine M. Siegworth pursuant to their respective agreements with us. No other NEO has any agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount.

For narrative disclosure of the material terms of our agreements with Messrs. Restrepo and Blackburn and Ms. Siegworth, see “—Contractual Arrangements with Named Executive Officers—Robert P. Restrepo, Jr.,” “—Contractual Arrangements with Named Executive Officers—Mark A. Blackburn” and “—Contractual Arrangements with Named Executive Officers—Lorraine M. Siegworth.”

(2)	Under the applicable agreements, there are no provisions permitting such persons to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)

Under the applicable agreements, these payments and benefits are payable to the indicated person only if such person’s employment is terminated after a change in control of our Company or State Auto Mutual without cause or for good reason.

(4)	The dollar amount represents two times Mr. Restrepo’s current annual base salary of $710,000.

(5)	The dollar amount represents one times Mr. Restrepo’s current annual base salary of $710,000. This amount is payable over a one-year period.

(6)

The dollar amount represents 80% of Mr. Restrepo’s current annual base salary of $710,000. The dollar amount represents the annual amount payable over a one-year period. Payments continue until age 65 or the termination of the disability, whichever occurs first.

(7)	The dollar amount represents three times Mr. Restrepo’s current annual base salary of $710,000.

(8)

Under his employment agreement, Mr. Restrepo would be entitled to the payment of the average annual incentive bonus payments for the prior two years. The dollar amount represents the average of his cash incentive bonuses for 2006 ($52,338 of QPB bonuses, $25,684 of a contractually contemplated QPB bonus substitute and a $215,000 EBP bonus) and 2007 ($60,334 of QPB bonuses, $247,213 LBP award and a $189,844 discretionary individual performance award).

(9)	If Mr. Restrepo voluntarily terminates his employment, he is entitled to the payment of his incentive bonus only if he is employed on the date the bonus is paid.

(10)

The dollar amount represents Mr. Restrepo’s cash incentive bonus for 2007 and assumes his death occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his death.

(11)

The dollar amount represents Mr. Restrepo’s cash incentive bonus for 2007 and assumes his disability occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his termination due to disability.

(12)	The dollar amount represents three times Mr. Restrepo’s cash incentive bonus for 2007.

(13)	These benefits include our obligation to gross up the tax obligation incurred by such person upon receipt of these benefits.

(14)	The dollar amount represents 15% of Mr. Restrepo’s current annual base salary of $710,000.

(15)

The dollar amount represents one times Mr. Blackburn’s current annual base salary of $450,000. This amount is payable for the lesser of 24 months after termination of employment or the number of months until he attains age 65.

(16)	The dollar amount represents one times Mr. Blackburn’s current annual base salary of $450,000. This amount is payable over a 12-month period.

(17)

The dollar amount represents 80% of Mr. Blackburn’s current annual base salary of $450,000. The dollar amount represents the annual amount payable over a one-year period. Payments continue until age 65 or the termination of the disability, which ever occurs first.

(18)	The dollar amount represents three times Mr. Blackburn’s current annual base salary of $450,000.

(19)

Under his employment agreement, Mr. Blackburn would be entitled to the payment of the average annual incentive bonus payments for the prior two years. The dollar amount represents the average of his cash incentive bonuses for 2006 ($67,913 of QPB bonuses and a $33,600 EBP bonus) and 2007 ($38,049 of QPB bonuses, $155,592 LBP award and a $139,453 discretionary individual performance award).

(20)	If Mr. Blackburn voluntarily terminates his employment, he is entitled to the payment of his incentive bonus only if he is employed on the date the bonus is paid.

(21)

The dollar amount represents Mr. Blackburn’s cash incentive bonus for 2007 and assumes his death occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his death.

(22)

The dollar amount represents Mr. Blackburn’s cash incentive bonus for 2007 and assumes his disability occurred after the cash incentive bonus had been earned in full. Otherwise, the amount of his cash incentive bonus is pro-rated based on the date of his termination due to disability.

(23)	The dollar amount represents three times Mr. Blackburn’s cash incentive bonus for 2007.

(24)	The dollar amount represents 15% of Mr. Blackburn’s current annual base salary of $450,000.

(25)	The dollar amount represents one times Ms. Siegworth’s current annual base salary of $250,000. This amount is payable over a one-year period.

(26)

The dollar amount represents two times Ms. Siegworth’s current annual base salary of $250,000. This amount would be payable if on or before October 17, 2009, either (i) Mr. Restrepo relinquishes his position as our chief executive officer, or (ii) there is a change in control of us and State Auto Mutual, and the election of a new chief executive officer or the occurrence of change in control, as the case may be, adversely affects Ms. Siegworth’s employment, and as a result she terminates her employment.

(27)	The dollar amount represents Ms. Siegworth’s cash incentive bonus for 2007 ($19,539 of QPB bonuses, $72,900 LBP award and a $31,461 discretionary individual performance award).

(28)

The dollar amount represents two times Ms. Siegworth’s cash incentive bonus for 2007 ($19,539 of QPB bonuses, $72,900 LBP award and a $31,461 discretionary individual performance award). This amount would be payable if on or before October 17, 2009, either (i) Mr. Restrepo relinquishes his position as our chief executive officer, or (ii) there is a change in control of us and State Auto Mutual, and the election of a new chief executive officer or the occurrence of change in control, as the case may be, adversely affects Ms. Siegworth’s employment, and as a result she terminates her employment.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Paul S. Williams; Robert E. Baker; David J. D’Antoni; S. Elaine Roberts; and Alexander B. Trevor. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2007 as a member of a compensation committee or as a director of any entity of which any of our Compensation Committee members served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2007 fiscal year and in this Proxy Statement.

Compensation Committee

Paul S. Williams, Chairperson

Robert E. Baker

David J. D’Antoni

S. Elaine Roberts

Alexander B. Trevor

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent auditors, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent auditors.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2007 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, SAS 89 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with our independent auditors their independence from our management, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of any permitted and pre-approved non-audit services with the auditors’ independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits, and the Committee regularly monitored the progress of both in assessing our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee held a total of nine meetings in 2007, five in person and four by conference calls. Messrs. D’Antoni, Meuse, Smith and Williams attended 100% of the meetings. Mr. Markert attended 100% of the meetings since his appointment to the Audit Committee in May 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2007 fiscal year for filing with the SEC.

The full responsibilities of the Audit Committee are set forth in its charter, which is available on our website at www.stfc.com under “Corporate Governance.” The charter is reviewed periodically by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent auditor, reviewing with management the adequacy of loss reserves, pre-approving expenditures for independent auditor services, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent auditor included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent accountants are in fact “independent.”

All of the members of the Audit Committee are independent directors as defined by the Nasdaq Marketplace Rules and the applicable regulations of the SEC. Our Board of Directors has confirmed and determined that Richard K. Smith, the chairperson of the Audit Committee, is an “audit committee financial expert” as defined by the rules of the SEC. Mr. Smith is a retired partner of KPMG, LLP, and while at that firm his responsibilities included auditing property casualty insurance companies, some of which presented a size and level of complexity from a financial statement perspective at least equal to that presented by the Company.

The Audit Committee receives regular reports from our Director of Internal Audit with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Richard K. Smith, Chairperson

David J. D’Antoni

Thomas E. Markert

David R. Meuse

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 14, 2008, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,745,181		64.3%
518 East Broad Street
Columbus, OH 43215

Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309	2,646,836	(2)	6.6%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	2,089,961	(3)	5.2%

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)

Based solely on a Schedule 13G filed with the SEC on January 31, 2008. On that date, Earnest Partners, LLC reported having the following beneficial interest in our Common Shares: (i) sole power to vote or to direct the vote—879,512 Common Shares; (ii) shared power to vote or to direct the vote—704,824 Common Shares; and (iii) sole power to dispose or to direct the disposition of—2,646,836 Common Shares.

(3)

Based solely on a Schedule 13G filed with the SEC on February 6, 2008. On that date, Dimensional Fund Advisors LP (“Dimensional”) reported that, in its role as investment advisor or manager, it possessed investment and/or voting power, and may be deemed to be the beneficial owner, with respect to 2,089,961 of our Common Shares owned by certain investment companies, trusts and accounts for which Dimension furnished investment advice or served as investment manager. Dimensional disclaimed beneficial ownership of such Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2007)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,606,526	$23.29	2,104,811	(1)
Equity Compensation Plans not Approved by Security Holders	89,929	$23.86	224,448	(2)

Total	2,696,455		2,329,259

(1)

Includes 1,061,858 Common Shares available for issuance under our Equity Incentive Compensation Plan and 1,042,953 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include Restricted Share Units which have been or may be awarded to outside directors under the Outside Directors Restricted Share Unit Plan. Because Restricted Share Units are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under the Outside Directors Restricted Share Unit Plan cannot be determined at this time.

(2)	Number of Common Shares available for issuance under the 1998 State Auto Agent’s Stock Option Plan. This plan will terminate in May 2008. We do not intend to renew this plan.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan will terminate in May 2008. We do not intend to renew this plan.

Under the Agent’s Option Plan, State Auto Agents who become participants are offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant is based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan is equal to the last reported sale price of the Common Shares on the Nasdaq National Market on the day of the grant. The options granted become exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commences participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay any amounts due under its agency agreement on time, the option granted to such participant, to the extent not vested, will terminate. In addition, if a participant terminates its relationship with us or our affiliates, the participant will not be eligible to receive awards of options after the date of such termination, and any outstanding but unexercised awards will terminate as described in the preceding sentence.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its Charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its affiliates.

As further described below, in 2007 there was a related person transaction between us and Robert P. Restrepo, Jr., our Chairman, Chief Executive Officer and President. Because this related person transaction primarily concerned his employment arrangements, the transaction was reviewed and approved by the Compensation Committee, rather than the Independent Committee. See “—Other Related Person Transactions.”

Transactions Involving State Auto Mutual

In 2007, we and our subsidiaries(1) operated and managed our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates(2) under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is a cost sharing agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the above named companies was performed by an employee of State Auto P&C. In 2007, the Beacon Companies were added to the 2005 Management Agreement. The Beacon Companies were acquired by State Auto Mutual in March 2007.

In addition to the 2005 Management Agreement, there is also a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2007, SAWI paid management fees in the amount of $0.2 million to State Auto P&C under the 2000 Midwest Management Agreement.

(1)

Our subsidiaries include State Auto P&C, Milbank, State Auto National, State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty, Strategic Insurance Software, Inc. (“S.I.S.”), Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”).

(2)

State Auto Mutual’s subsidiaries and affiliates that are parties to the 2005 Management Agreement include Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), MIGI, State Auto Florida Insurance Company (“SAFL”), Beacon National Insurance Company (“Beacon National”) and Beacon Lloyds Insurance Company (“Beacon Lloyds”) (Beacon National and Beacon Lloyds are collectively referred to as the “Beacon Companies”). Other subsidiaries and affiliates of State Auto Mutual include State Auto Insurance Company of Wisconsin (“SAWI”), Patrons Mutual Insurance Company of Connecticut (“Patrons CT”), Patrons Fire Insurance Company of Rhode Island (“Patrons RI”), Provision State Insurance Company (“Provision”), and Litchfield Mutual Fire Insurance Company (“Litchfield”) (Patrons CT, Patrons RI, Provision and Litchfield are collectively referred to as the “Patrons Group”).

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days’ notice and the Beacon Companies may terminate their participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

On December 14, 2007, State Auto Mutual and State Auto P&C became parties to various management and/or cost sharing agreements in conjunction with State Auto Mutual’s affiliation with the Patrons Group. Each of these management and/or cost sharing agreements apportions among the parties the actual costs of the services provided. Employees of the Patrons Group will remain employees of Patrons CT until January 1, 2009, at which time it is expected that they will become employees of State Auto P&C and the Patrons Group will become parties to the 2005 Management Agreement. The insurance operations of the Patrons Group will continue to be conducted at facilities owned by Patrons CT and Litchfield.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an inter-company pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. Under the terms of the Pooling Arrangement, State Auto P&C and the other pool participants cede all of their direct insurance business to State Auto Mutual. The Pooling Arrangement covers all the property and casualty insurance written by the Pooled Companies (as defined below) except voluntary assumed reinsurance written by State Auto Mutual and inter-company catastrophe reinsurance written by State Auto P&C. State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. Parties to the Pooling Arrangement and their allocated pooling percentages as of January 1, 2008, were as follows: State Auto Mutual—19.0%; State Auto P&C—59.0%; Milbank—17.0%; Farmers Casualty—3.0%; SAWI—0.0%; SAOH—1.0%; SAFL—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; and Beacon National—0.0% (collectively the “Pooled Companies”). Our aggregate participation percentage in the Pooling Arrangement remained at 80.0% in 2007, which has been its aggregate participation percentage since October 2001.

Stateco undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, State Auto National, SAWI, Farmers Casualty, SAOH, SAFL, the MIGI Insurers, the Beacon Companies and the Patrons Group the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2007, the following companies incurred the following fees to Stateco: State Auto Mutual—$2.3 million; State Auto P&C—$5.9 million; Milbank—$1.6 million; State Auto National—$0.4 million; SAWI—$0.5 million; Farmers Casualty—$0.3 million; SAOH—$0.1 million; Meridian Security—$0.3 million; SAFL—$0.04 million; Meridian Citizens

Mutual—$0.07 million; and Beacon National—$0.06 million. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

S.I.S. develops and sells software for use by insurance companies and insurance agencies. S.I.S. is also party to the 2005 Management Agreement. It sells its software and support services to non affiliated entities and makes those items available to its affiliated insurers for reimbursement of its costs. In 2007, affiliated insurers paid $0.3 million to S.I.S. for its services and products.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2007, there had been no adverse development of this liability. As of December 31, 2007, the potential liability remaining under this guaranty was estimated to be $0.8 million.

State Auto P&C, State Auto Mutual, Milbank, State Auto National, SAWI, Farmers Casualty, SAOH, SAFL, the MIGI Insurers, the Beacon Companies and the Patrons Group, what we call the “State Auto Group,” together participate in a catastrophe reinsurance program. Under this program, the members of the State Auto Group, on a combined basis, retain the first $55.0 million of catastrophe losses that affect at least two individual risks. For catastrophe losses incurred by the State Auto Group up to $80.0 million, in excess of $55.0 million, traditional reinsurance coverage is provided with a co-participation of 5%. For catastrophe losses incurred by the State Auto Group up to $100.0 million, in excess of $135.0 million, in exchange for a premium paid by each reinsured company, State Auto P&C acts as the catastrophe reinsurer for the State Auto Group under the terms of an inter-company catastrophe reinsurance agreement. This layer of reinsurance has been excluded from the Pooling Arrangement. To provide funding if the State Auto Group were to incur catastrophe losses in excess of $135.0 million, we have a credit agreement with a syndicate of lenders which provides for a $200.0 million five-year unsecured revolving credit facility. While the credit facility is available for general corporate purposes, including working capital, acquisitions and liquidity purposes, we presently intend to keep $100.0 million of this credit facility available in the event there is a need to fund losses under the catastrophe reinsurance program. To date, there have been no losses assumed by State Auto P&C under this inter-company catastrophe reinsurance agreement. During 2007, the following members of the State Auto Group paid the following amount of premiums to State Auto P&C under the terms of this inter-company catastrophe reinsurance agreement: State Auto Mutual—$2.2 million; Milbank—$0.3 million; State Auto National—$0.1 million; SAWI—$0.2 million; Farmers Casualty—$0.1 million; SAOH—$0.1 million; SAFL—$0.1 million; Beacon National—$0.2 million; and the MIGI Insurers—$0.5 million. We believe that the premiums charged by State Auto P&C under this inter-company catastrophe reinsurance agreement are comparable to the premiums that would be charged by independent reinsurers under similar reinsurance arrangements. The State Auto Group does not currently intend to renew this inter-company catastrophe reinsurance agreement upon its expiration on July 1, 2008.

518 PML leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Nashville Regional Office. 518 PML received $0.4 million from State Auto Mutual in rent for the Nashville Regional Office in 2007. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Southern Regional Office and Des Moines Branch Office, respectively. 518 PML received $0.5 million in rent from State Auto Mutual for the South Carolina location and $0.2 million in rent for the Iowa location in 2007. We believe these rents reflect market rates.

Other Related Person Transactions

Robert P. Restrepo, Jr., our Chairman, Chief Executive Officer and President, entered into an employment agreement in March 2006 at the time of his commencement of employment with State Auto. Although this employment agreement provided various relocation benefits to Mr. Restrepo, it specifically excluded any obligation on the part of State Auto to purchase any current or former residence of Mr. Restrepo. This exclusion was primarily due to Mr. Restrepo’s ownership of a residence in Worcester, Massachusetts (the “Worcester House”) related to a prior employment position. In late 2006, our Compensation Committee carefully re-considered this situation and concluded that Mr. Restrepo’s inability to sell the Worcester House in a timely manner and at an appropriate price was serving as a considerable barrier to Mr. Restrepo relocating himself and his family to Columbus, Ohio. Furthermore, our Compensation Committee concluded that, based upon its review of independent appraisals of the Worcester House and a representation from Mr. Restrepo as to his “cost basis” in the Worcester House, Mr. Restrepo would most likely suffer a significant financial loss in connection with his sale of the Worcester House. Accordingly, in order to facilitate, expedite and encourage Mr. Restrepo’s relocation to Columbus, Ohio, to partially mitigate Mr. Restrepo’s financial loss with respect to his sale of the Worcester House, and to provide a source of equity with which to purchase a residence in the Columbus, Ohio metropolitan area, in January 2007, our Compensation Committee agreed to amend Mr. Restrepo’s employment agreement to provide that State Auto would (i) purchase, or cause to be purchased, the Worcester House at a purchase price of $1,815,000, and (ii) pay Mr. Restrepo a one-time payment of $500,000. The purchase price represented the average appraised value of the Worcester House based upon two independent appraisals performed at the direction of our Compensation Committee. As part of the amendment to his employment agreement, Mr. Restrepo agreed to repay State Auto 100% of the $500,000 one-time payment if he voluntarily terminates his employment with State Auto on or prior to March 1, 2009. During 2007, the transaction between Mr. Restrepo and State Auto as to the purchase of the Worcester House was completed, and Mr. Restrepo purchased a home in, and completed his relocation to, Columbus, Ohio.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2007. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2008. See “Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2007 and 2006, respectively, by Ernst & Young LLP were as follows:

	2007	2006
Audit fees(1)	$1,066,550	$834,500
Audit related fees(2)(5)	54,000	45,000
Tax fees(3)(5)	12,000	28,000
All other fees(4)(5)	—	5,075

Total	$1,132,550	$912,575

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes services rendered in connection with the audit of employee benefit plans.

(3)	Includes services for tax research and compliance.

(4)	For 2006, represents services provided in connection with our response to an SEC comment letter.

(5)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee must pre-approve any non-audit services performed by our independent auditors to the extent such services are not prohibited by law from being performed by such independent auditors. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent public accountants are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2007 or 2006 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed), other than $17,000 of fees in 2006 rendered in connection with tax consulting services.

FUTURE SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders expected to be held in May 2009 must be received by us at our principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2009 Annual Meeting, but does not seek to include such proposal in our Proxy Statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2009 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our Proxy Statement or form of proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2007, with the following exceptions: (a) on February 27, 2007, Cathy B. Miley reported the sale of 1,000 Common Shares on February 21, 2007 and 1,000 Common Shares on February 22, 2007; (b) on May 11, 2007, David R. Meuse reported the purchase of 8,000 Common Shares on May 3, 2007, the purchase of 5,600 Common Shares on May 4, 2007 and the purchase of 43 Common Shares on May 8, 2007, and on November 15, 2007, he reported the purchase of 5,000 Common Shares on November 2, 2007; (c) on January 9, 2008, Clyde H. Fitch, Jr. reported a grant of options to purchase 7,000 Common Shares awarded to him on November 5, 2007; (d) on February 26, 2008, State Auto Mutual reported the sale of a total of 528,769 Common Shares between September 10, 2007 and December 5, 2007, pursuant to our Company’s previously announced stock repurchase program; and (e) on April 1, 2008, Robert E. Baker reported the purchase of 300 Common Shares on May 7, 2007.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

Exhibit A

STATE AUTO FINANCIAL CORPORATION

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

(Effective as of May 16, 1991)

Section I – Purpose

This 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), is established for the benefit of the Eligible Employees of the Company and its parent and subsidiary corporations. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section II – Trustee

National City Corporation, Cleveland, Ohio, is hereby appointed to act as trustee under this Plan (the “Trustee”).

Section III – Eligible Employees

(a) All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan (“Eligible Employees”).

(b) A person who is otherwise an Eligible Employee shall not be permitted to purchase stock under the Plan to the extent (i) it would cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any subsidiary, or (ii) it would cause such person to have rights to purchase shares under the Plan and under all other stock purchase plans of the Company, its parent and its subsidiaries which accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such right is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year. The number of shares of stock under one right may not be carried over to any other right.

Section IV – Enrollment and Subscription Periods

In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the “Enrollment Periods” which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a “Subscription Period”) each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Trustee of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

Section V – Term of Plan

This Plan shall be in effect from May 16, 1991 until such time as it is terminated by order of the Board of Directors of the Company. This Plan shall be submitted to the stockholders of the Company for approval as soon as practical but in any event not later than 12 months after the date of adoption by the Board of Directors.

Section VI – Number of Shares to be offered

The total number of shares to be made available under Section IX of the Plan is 200,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. When this amount of stock is subscribed the Plan may be terminated in accordance with Section XVII of the Plan.

Section VII – Subscription Price

The “Subscription Price” for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised). The fair market value of a share shall be (i) the last reported sale price on the NASDAQ National Market System on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or (ii) the last reported sale price on any stock exchange on which the Stock is listed on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or, if neither (i) nor (ii) is applicable, (iii) the mean between the highest and lowest bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the day in question or on the most recent previous business day.

Section VIII – Amount of Contribution and Method of Payment

Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be one percent of the Participant’s Base Pay and the maximum shall be six percent of Base Pay. The percentage of Base Pay to be deducted shall be specified by the Participant in his or her authorization for payroll deduction delivered to the Company. “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Section XVIII. Payroll deductions will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll deductions shall be retained by the Participant’s employer until applied to the purchase of shares as described in Section IX or until returned to the employee upon withdrawal from the Plan or upon revocation of authorization for payroll deduction as described in Section XIII, and until any such event shall have occurred shall represent non-interest bearing indebtedness of the Participant’s employer to the Participant.

Section IX – Purchase of Shares

The Trustee shall maintain a “Plan Account” in the name of each Participant. At the close of each pay period, the amount deducted and retained by the Participant’s employer from the Participant’s Base Pay will, for bookkeeping purposes, be credited by the Trustee to the Participant’s Plan Account. As of the last day of each Subscription Period, unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization for payroll deduction pursuant to Section XIII, the Participant’s right to purchase stock will be exercised automatically for him or her and the amount then in the Participant’s Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant’s Plan Account will be credited by the Trustee with the number of shares of stock which results. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated by the Trustee among the Participants in proportion to their Plan Account balances. Participants shall not receive any interest on amounts held in Plan Accounts under this Plan.

In the event that the number of shares which would be credited to any Participant’s Plan Account in any Subscription Period exceeds the limit specified in Section III(b), the Participant’s account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash.

As soon as practical following each purchase of stock under this Plan, the Trustee shall report to each Participant the number of shares purchased on his or her behalf, and the total shares held on behalf of the Participant in his or her Plan Account. The Trustee shall hold in its name or in the name of its nominee all shares purchased. No certificate will be issued to a Participant for shares in his or her plan account unless he or she so requests in writing or unless participation in the Plan is terminated. A Participant may request that a certificate for all or part of the full shares credited to his or her Plan Account be sent to him or her after the shares have been purchased. All such requests must be in writing to the Trustee. No certificate for a fractional share will be issued; the fair value of fractional shares, as determined pursuant to Section VII, on the date of withdrawal of all shares credited to the Participant’s Plan Account shall be paid in cash to a Participant. There will be a $2.00 charge payable to the Company for each withdrawal of shares from the Plan.

Section X – Dividends and Other Distributions

Cash dividends and other cash distributions received by the Trustee on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Trustee, to the purchase in the market place at prevailing market prices of the number of shares of the Company’s common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Trustee or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company’s common stock which are received by the Trustee with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company’s cowman stock or cash, received by the Trustee as a distribution on shares held in its custody hereunder, shall be sold by the Trustee for the accounts of the Participants, and the Trustee shall treat the proceeds of such sale in the same manner as cash dividends received by the Trustee on shares held in its custody hereunder. It is understood that the automatic reinvestment of dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Trustee shall report to each Participant the amount of dividends credited to his or her account.

Section XI – Voting of Shares

Shares held for a Participant in his or her Plan Account will be voted in accordance with the Participant’s express written direction. In the absence of any such direction, such shares will not be voted.

Section XII – Sale of Shares

Subject to the provisions of Section XIX, a Participant may at any time and without withdrawing from the Plan, by giving written notice to the Trustee, direct the Trustee to sell all or part of the shares held on behalf of such Participant. Upon receipt of such a notice on which the Participant’s signature is guaranteed by a national bank or trust company, the Trustee shall, as soon as practical after receipt of such notice, sell such shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges and transfer taxes) to the Participant.

Section XIII – Withdrawal from the Plan

A Participant may at any time, by giving written notice to the Company, withdraw from the Plan or, without withdrawing from the Plan, by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which the revocation is made and withdraw the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock. At the time of withdrawal or revocation, the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock will be refunded in cash. If a Participant withdraws from the Plan prior to the end of a Subscription Period, or if a Participant revokes his or her authorization for payroll deduction during a Subscription Period, the Participant must pay the Company an administrative service charge equal to the greater of $35 or 10% of the amount of cash withdrawn. Upon a withdrawal from the Plan, a Participant, in his or her notice of withdrawal, may elect to receive either common stock or cash for the full number of shares of common stock in his or her account. If he or she elects cash, the Trustee shall sell such shares and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to the Participant, provided the Participant’s signature on the election has been guaranteed by a national bank or trust company. If no election is made in the notice of withdrawal, a certificate shall be issued for all full shares of common stock held in the Participant’s account. In every case of withdrawal from the Plan, fractional shares allocated to the Participant’s Plan Account will be paid in cash at the market value of the Company’s common stock on the date the withdrawal becomes effective, as determined pursuant to Section VII.

Section XIV – Separation from Employment

Separation from employment for any reason including death, disability, termination or retirement shall be treated as an automatic withdrawal as set forth in Section XIII. A service fee is not charged for separation from employment withdrawal.

Section XV – Assignment

No Participant may assign or otherwise transfer his or her rights to purchase stock under this Plan to any other person and any attempted assignment or transfer shall be void. The right to purchase stock under this Plan may be exercisable for a Participant only by that Participant.

Section XVI – Adjustment of and Changes in the Stock

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

Section XVII – Amendment or Discontinuance of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no Participant’s existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the voting power of the shares of stock of the Company, no such amendment shall materially increase the benefits accruing to Participants under the Plan, increase in any respect the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the designation of corporations whose employees are eligible to participate in the Plan, other than another parent or subsidiary of the Company.

Section XVIII – Administration

This Plan shall be administered by a committee to be appointed by the Company’s president consisting of at least two employees of the Company or of its parent or subsidiaries. The committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Trustee. The committee’s responsibilities shall include, but shall not be limited to, providing prompt notice to the Trustee of the enrollment of Eligible Employees, of the amounts to be credited to Participants’ Plan Accounts, and of Participants’ written notice of withdrawal or revocation of authorization for payroll deduction. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Plan by the Board of Directors or a committee thereof shall be final and conclusive.

Section XIX – Securities Law Restrictions

Notwithstanding any provision of this Plan to the contrary:

(a) No payroll deductions shall take place and no shares of stock may be purchased under this Plan until a registration statement registering the stock covered by this Plan under the Securities Act of 1933, as amended (the “Act”), has become effective. Prior to the effectiveness of such registration statement, stock under this Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

(b) No payroll deduction shall take place and no shares of stock may be purchased under this Plan with respect to Eligible Employees resident in any state unless the shares under this Plan are exempt from registration under the securities laws of such state, or the purchase is an exempt transaction under the securities laws of such state or are registered by description, qualification, coordination or otherwise under the securities laws of such state.

(c) The following restrictions or provisions shall apply to Participants who are officers (as defined in §240.16a-1 of the Code of Federal Regulations (“CFR”)) or directors of the Company:

(i) Except for stock withdrawn as a result of death, retirement, disability or termination as set forth in Section XIV, or pursuant to a qualified domestic relations order, following withdrawal of any stock, such Participant must either cease the purchase of stock under both the employee stock purchase feature of the Plan and the dividend reinvestment feature of the Plan for at least six months or hold such stock for at least six months prior to sale;

(ii) Such Participants who cease participation in the Plan or who revoke their authorization for payroll deduction pursuant to Section XIII may not again participate in the Plan or authorize any additional payroll deductions for at least six months;

(iii) Such Participants may not sell or cause to be sold on their behalf any stock purchased pursuant to the Plan for at least six months after such stock is purchased, either pursuant to option exercise (i.e., at least six months after the date the stock purchase price is fixed) or pursuant to the dividend reinvestment feature of such Plan;

(iv) Any “derivative security” (as defined in §240.16a-1 CFR) issued to any such Participant under the Plan shall not be transferable by such Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of The Employee Retirement Income Security Act, or the rules thereunder; and

(v) Any certificates evidencing ownership of stock purchased for such Participants under the Plan may be legended to disclose the restrictions set forth in this section.

Section XX – Employee’s Rights

Nothing in this Plan shall be construed to be a contract of employment for any definite or specific duration or to prevent the Company, its parent or any subsidiary from terminating any employee’s employment. No employee shall have any rights as a shareholder until the right to purchase shares has been exercised as of the last trading day of a Subscription Period.

Section XXI – Trustee Powers and Duties

(a) Acceptance. The Trustee accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

(b) Receipt of Shares and Dividends. The Trustee shall be accountable to the Participants for shares of the Company held in the Participant’s Plan Accounts and for dividend, received with respect thereto.

(c) Records and Statements. The records of the Trustee pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or persons as the Company may specify in writing. The Trustee shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary.

(d) Fees and Expenses. The Trustee shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Trustee.

(e) Resignation. The Trustee may resign at any time as Trustee of the Plan by giving sixty (60) days written notice in advance to the Company.

(f) Removal. The Company, by giving sixty (60) days written notice in advance to the Trustee, may remove the Trustee. In the event of the resignation or removal of the Trustee, the Company shall appoint a successor Trustee if it intends to continue the Plan.

(g) Interim Duties and Successor Trustee. Each successor Trustee shall succeed to the title of the Trustee vested in its predecessor by accepting in writing its appointment as successor Trustee and filing the acceptance with the former Trustee and the Company without the signing or filing of any further statement. The resigning or removed Trustee, upon receipt of acceptance in writing of the agency by the successor Trustee, shall execute all documents and do all acts necessary to vest the title in any successor Trustee. Each successor Trustee shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Trustee shall be personably liable for any act or failure to act of any predecessor Trustee. With the approval of the Company, a successor Trustee, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Trustee without incurring any liability or responsibility for so doing.

(h) Limitation of Liability to Participants. The Trustee shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency, and (ii) with respect to the prices at which shares are purchased or sold for a Participant’s Plan Account or the timing of such purchases or sales.

Section XXII – Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 1

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan”) is hereby amended pursuant to the following provisions:

1.	Definitions

For purposes of the Plan and this amendment, the term “Stock” shall have the meaning set forth in Paragraph 2 of this amendment. All other capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Shares Subject to Plan

As a result of a 2-for-1 stock split effective April 6, 1993, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 200,000 to 400,000 under Section XVI of the Plan. In order to increase the number of common shares available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows:

“The total number of shares to be available under Section IX of the Plan is 800,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the company and held as treasury shares.”

3.	Effective Date; Construction

The effective date of this amendment is March 1, 1996, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable, but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12-month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 2

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan’) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Rule 16b Changes: As a result of changes made by the Securities and Exchange Commission (“SEC”) to Rule 16b of the 1934 Securities and Exchange Act, Subsections XIX(c)(i) through (iv) are hereby deleted from the Plan. Subsection (v) of Section XIX(c) is renumbered to be subsection (i).

3. Effective Date: Construction: The effective date of this amendment is August 15, 1996 and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 3

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan”) is hereby amended pursuant to the following provisions.

1.	Shares Subject to the Plan.

As of March 1, 1996, the total number of common shares available for sale under the Plan was 800,000. As a result of a 1996 3-for-2 stock split and a 1998 2-for-1 stock split, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 800,000 to 2,400,000 under Section XVI of the Plan.

In order to increase the number of common shares, without par value, available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows:

The total number of shares to be available under Section IX of the Plan is 3,400,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares.

2.	Effective Date; Construction.

The effective date of this amendment is May 1, 2007, and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as expressly modified by this amendment, the Plan shall continue in full force and effect without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12 month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.

PROPOSED AMENDMENT

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 4

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN AND TRUST

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust (the “Plan”) is hereby amended pursuant to the following provisions.

1.	Definitions.

For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Eligible Employees.

In order to permit individuals employed by an entity acquired by the Company or a related entity, but who are “ineligible employees” under the terms of Plan, to enroll in the Plan in anticipation of and conditioned on, becoming employed by the Company and therefore an eligible employee under the Plan, Subsection (a) of Section III is hereby amended in its entirety to read as follows:

(a) All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan (“Eligible Employees”). Notwithstanding the foregoing, an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation, shall be deemed to be an Eligible Employee, in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation, and therefore, an Eligible Employee as of the commencement date of an applicable Subscription Period. Such designation as an Eligible Employee shall be solely for the purpose of the individual’s eligibility to enroll in the Plan during an applicable Enrollment Period prior to the applicable Subscription Period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a Subscription Period, the individual shall not be an Eligible Employee or become a Participant in the Plan.

3.	Enrollment and Subscription Periods.

In order to align the Plan’s enrollment and subscription periods with the calendar year and provide employees of acquired entities the opportunity to participate in the Plan upon the earliest available enrollment period, Section IV is hereby amended in its entirety to read as follows:

In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the “Enrollment Periods” which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. Notwithstanding the foregoing, effective June 1, 2008, the Enrollment Periods shall be from the first through fourteenth day of June and December, with the first such revised Enrollment Period to be held on the first through the fourteenth day of December, 2008. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a “Subscription Period”) each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. Notwithstanding the foregoing, effective June 1, 2008, one Subscription Period shall commence on the first of January and end on the following June 30, and one Subscription Period shall commence on the first of July and end on the following December 31, with such revised Subscription Periods to begin as of January 1, 2009. Further, the period of December 1 through December 31, 2008 shall not be part of any Subscription Period. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Trustee of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

4.	Effective Date; Construction.

The effective date of this amendment is June 1, 2008, and this amendment shall be deemed to be a part of the plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12-month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by State Auto Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to State Auto Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STAUT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE AUTO FINANCIAL CORPORATION Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal 1 -	Election of the following nominees as Class II Directors:	☐	☐	☐	____________________________________

01) David J. D’Antoni
02) David R. Meuse
03) S. Elaine Roberts

Vote On Proposals	For	Against	Abstain

Proposal 2 – Approval of Amendment to the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan and Trust.	☐	☐	☐

Proposal 3 – Ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

		Yes	No			Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

		☐	☐	Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the

Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., proxy, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 7, 2008, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1 and FOR Proposals 2 and 3 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)